UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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Bucyrus International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 21, 2010

Dear Stockholder:

On behalf of our board of directors, I would like to invite you to attend a special meeting of stockholders of Bucyrus International, Inc., a Delaware corporation, which is referred to as the Company, to be held on January 20, 2011 at 11:00 a.m. Central Standard Time, at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172.

The Company entered into a merger agreement dated as of November 14, 2010, providing for the acquisition of the Company by Caterpillar Inc., a Delaware corporation. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $92.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 32.0% to the closing share price of our common stock on November 12, 2010, the last trading day prior to the public announcement of the merger agreement.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Our board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote on it.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. Please note that the failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” approval of the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please e-mail us at ir@bucyrus.com or call us at 414-768-4870.

Thank you in advance for your cooperation and continued support.

Sincerely,

Timothy W. Sullivan
President and Chief Executive Officer

The proxy statement is dated December 21, 2010 and is first being mailed to our stockholders on or about December 21, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Bucyrus International, Inc.

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 20, 2011

To the Stockholders of Bucyrus International, Inc.:

A special meeting of stockholders of Bucyrus International, Inc., a Delaware corporation (the “Company”), will be held on January 20, 2011, at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172 at 11:00 a.m. Central Standard Time, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 14, 2010, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Caterpillar Inc., a Delaware corporation, which we refer to as Parent, and Badger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We refer to the merger of Merger Sub with and into the Company as the merger.

2.

To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.

To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

Our board of directors has specified December 8, 2010, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on December 8, 2010 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy you previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote.

After careful consideration, our board of directors has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. Our board of directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

To gain admittance to the special meeting, you must present valid photo identification, such as a driver’s license or passport. If your Company common stock is held through a bank, brokerage firm or other nominee, please bring a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification to the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized and reproduced in their entirety in Annex C to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Important Notice Regarding the Availability of Proxy Materials for our Special Meeting of Stockholders to be Held on January 20, 2011

This Notice of Special Meeting of Stockholders to be Held on January 20, 2011, the proxy statement, the proxy cards and the voting instruction form are available on the Internet at http://materials.proxyvote.com/118759. On this website, you will be able to access the Notice of Special Meeting of Stockholders to be Held on January 20, 2011, the proxy statement, the proxy cards and the voting instruction form and any amendments or supplements to the foregoing material that are required to be furnished to stockholders.

By Order of the Board of Directors,

Craig R. Mackus
Chief Financial Officer and Secretary

Dated: December 21, 2010

South Milwaukee, Wisconsin

i

Annex A	Agreement and Plan of Merger, dated November 14, 2010, among Caterpillar Inc., Badger Merger Sub, Inc., and Bucyrus International, Inc.	A-1

Annex B-1	Opinion of Deutsche Bank Securities Inc., dated November 14, 2010	B1-1

Annex B-2	Opinion of UBS Securities LLC, dated November 14, 2010	B2-1

Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

This proxy statement and the accompanying proxy card are first being mailed on or about December 21, 2010 to stockholders who owned shares of Company common stock as of the close of business on December 8, 2010.

SUMMARY

The following summary highlights important information in this proxy statement and may not contain all the information included or incorporated by reference in this proxy statement that may be important to you. Accordingly, you should read carefully the entire proxy statement, its annexes and the documents incorporated by reference or otherwise referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

•	Parties to the Merger (Page 19)

Bucyrus International, Inc., or the Company, we or us, is a Delaware corporation headquartered in South Milwaukee, Wisconsin. We are a world leader in the design and manufacture of high productivity mining equipment for the surface and underground mining industries. Our surface mining equipment is used for mining coal, copper, iron ore, oil sands and other minerals. Our underground mining equipment is used primarily for mining coal and also used in mining other minerals. In addition to manufacturing machines, we manufacture high quality aftermarket parts and provide world-class support services for our customers’ machines.

Caterpillar Inc., or Caterpillar or Parent, is a Delaware corporation. With 2009 sales and revenues of $32.396 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Caterpillar also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. If the merger is completed, the Company will become a direct wholly owned subsidiary of Parent.

Badger Merger Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. If the merger is completed, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated November 14, 2010, as it may be amended from time to time, among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

•	The Special Meeting (Page 20)

Time, Place and Purpose of the Special Meeting (Page 20)

The special meeting will be held on January 20, 2011, starting at 11:00 a.m. Central Standard Time, at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172.

At the special meeting, holders of shares of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on December 8, 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 81,014,049 shares of Company common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the Company common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the special meeting, shall constitute a quorum for the purposes of the special meeting.

Vote Required (Page 21)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Pursuant to a stockholder agreement between the Company and Terex Corporation, 5,809,731 shares of Company common stock owned by Terex Corporation, representing approximately 7.2% of the outstanding shares of Company common stock as of December 8, 2010, the record date, are subject to a provision, under which Terex Corporation is required, for all matters presented for approval to the Company’s stockholders before February 19, 2011, to vote all such 5,809,731 shares of Company common stock either in accordance with the recommendation of our board of directors approved by a majority of the directors or in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all the other holders of voting securities of the Company.

Proxies and Revocation (Page 23)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, which must be filed with the Company at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172 by the time the special meeting begins, or by attending the special meeting and voting in person. If you have instructed a broker, bank or other nominee to vote your shares, you should follow the directions from your broker, banker or other nominee to revoke your proxy.

•	The Merger (Page 25)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 25)

In the merger, each outstanding share of Company common stock (except for shares owned by Parent, Merger Sub, the Company or any of their respective subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $92.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

•	Reasons for the Merger; Recommendation of Our Board of Directors (Page 29)

After careful consideration of various factors, including those described in the section entitled “The Merger – Reasons for the Merger; Recommendation of Our Board of Directors,” the board of directors of the Company, which we refer to as our board of directors, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable for and in the best interests of the Company and our stockholders, (ii) approved the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote “FOR” the adoption of the merger agreement.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page 43.

Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

•	Opinions of Financial Advisors (Page 32)

The Company has retained Deutsche Bank Securities Inc., or Deutsche Bank, and UBS Securities LLC, or UBS, as its financial advisors to advise our board of directors in connection with the merger. In connection with the merger, our board of directors received separate oral opinions, each of which was confirmed by delivery of a separate written opinion, dated as of November 14, 2010, from Deutsche Bank and UBS.

Opinion of Deutsche Bank (Page 32)

In connection with the merger, Deutsche Bank delivered to our board of directors an oral opinion, which was confirmed by a written opinion, dated as of November 14, 2010, to the effect that, as of that date and based on and subject to the various assumptions, matters considered and limitations, qualifications and conditions described in such opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock, which we refer to in this proxy statement as the Deutsche Bank opinion.

The full text of the written opinion of Deutsche Bank, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in rendering its opinion, is attached to this proxy statement as Annex B-1. The Deutsche Bank opinion was addressed to, and for the benefit and use of, our board of directors, was limited to the fairness, from a financial point of view, of the per share merger consideration, expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, and expressed no opinion or recommendation as to how any holder of the Company common stock should vote with respect to the merger.

Opinion of UBS (Page 38)

In connection with the merger, UBS delivered to our board of directors an oral opinion, which was confirmed by a written opinion, dated as of November 14, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described therein, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock, which we refer to in this proxy statement as the UBS opinion.

The full text of the written opinion of UBS, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by UBS in rendering its opinion, is attached to this proxy statement as Annex B-2. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The UBS opinion was provided for the benefit of our board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

•	Interests of Certain Persons in the Merger (Page 43)

When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you should be aware that Company executive officers and members of our board of directors may have interests in the merger that are different from, or in addition to, the interests of Company stockholders generally. The members of our board of directors were aware of, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•

the vesting and cashing-out of all restricted stock, stock appreciation rights and restricted stock units held by executive officers and non-employee directors of the Company upon completion of the merger;

•

entitlement of certain executive officers to severance payments and other benefits (outplacement services and welfare benefit continuation) in connection with an involuntary termination of employment by the Company without “cause” or a resignation by the executive for “good reason” following completion of the merger; and

•	lump-sum payment of benefits under the Company’s Supplemental Executive Retirement Plan and accelerated vesting of certain benefits under the Company’s Deferred Compensation Plan.

•	Material U.S. Federal Income Tax Consequences of the Merger (Page 47)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in such shares. A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to the exchange of shares of Company common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a definition of “U.S. holder” and “non-U.S. holder” and for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

•	Regulatory Approvals and Notices (Page 50)

Under the Hart-Scott-Rodino Antitrust Improvements Act, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed an initial notification and report form on November 23, 2010. Parent withdrew its filing and filed a new notification and report form on December 20, 2010, which commenced a new waiting period under the HSR Act.

The merger agreement provides that the merger is also subject to approval by governmental authorities in other jurisdictions under the antitrust/competition laws of those jurisdictions. Under the merger agreement, the parties’ obligations to complete the merger are conditioned on the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of Australia, Canada, China, India, South Africa, Germany (if not referred to the European Commission) and the European Commission (if referred from a European Union member state).

Parent has agreed to sell, lease, license, dispose of or hold separate any assets, rights, product lines, licenses or other categories of assets or businesses if such action would be reasonably necessary to avoid any permanent, preliminary or temporary injunction or order that would be reasonably likely to delay or prohibit consummation of the merger. Parent has the right, but not the obligation, to oppose through litigation or otherwise, any request, attempt or demand by a governmental antitrust entity for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company. Parent has also agreed to use its best efforts to defend any litigation by a governmental antitrust entity and resist any temporary, preliminary or permanent injunction or order that would delay or prohibit consummation of the merger and to proffer its willingness to agree and to agree by a date sufficiently prior to the termination date in the merger agreement to enable the closing condition related to regulatory approval to be obtained, to make dispositions or take other actions reasonably necessary to avoid such permanent, preliminary or temporary injunction or order and to proffer its willingness to agree and to agree by a date sufficiently prior to the termination date in the merger agreement to enable the closing condition related to regulatory approval to be obtained, to make dispositions or take other actions reasonably necessary to avoid such permanent, preliminary or temporary injunction or order.

We cannot assure you that an antitrust, competition law or other regulatory challenge to the merger will not be made. If a challenge is made, we cannot predict the result. These filings and approvals are more fully described in “The Merger – Regulatory Approvals and Notices” beginning on page 50 of this proxy statement.

•	The Merger Agreement (Page 52)

Merger Consideration (Page 25)

At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $92.00 in cash, without interest, less any applicable withholding taxes.

•	The Merger Agreement (Page 52)

Treatment of Common Stock, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights (Page 53)

•

Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $92.00 in cash, without interest and less any applicable withholding taxes.

•

Restricted Stock. Immediately prior to the effective time of the merger, each outstanding share of Company restricted stock will vest and become free of restrictions and upon the effective time of the merger, will be converted into the right to receive the per share merger consideration of $92.00 in cash, without interest, less any applicable withholding taxes.

•

Restricted Stock Units. At the effective time of the merger, each outstanding Company restricted stock unit, vested or unvested, will be cancelled and will entitle the holder to receive, immediately following the effective time (or, if such Company restricted stock unit is subject to Section 409A of the Internal Revenue Code, at such later date provided by the terms of the Company restricted stock unit), a cash payment equal to the product of (i) the number of shares of Company common stock subject to the Company restricted stock unit and (ii) $92.00, without interest, less any applicable withholding taxes.

•

Stock Appreciation Rights. At the effective time of the merger, each outstanding Company stock appreciation right, vested or unvested, shall be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of Company common stock subject to such Company stock appreciation right and (ii) the amount, if any, by which $92.00 exceeds the exercise price per share of such Company stock appreciation right, without interest, less any applicable withholding taxes.

Restrictions on Solicitations of Other Offers (Page 59)

Pursuant to the merger agreement, the Company has agreed not to solicit any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, at any time before the merger agreement is adopted by our stockholders, if our board of directors determines that a written unsolicited bona fide takeover proposal is, or is reasonably likely to lead to, a superior proposal, we may respond to such takeover proposal or participate in discussions or negotiations with the person making such takeover proposal, and under certain circumstances, withdraw or modify our recommendation of the adoption of the merger agreement. After any such withdrawal or modification, Parent will have the ability to require that we hold a meeting of our stockholders to vote on the adoption of the merger agreement. Parent will also, at such time, be able to terminate the merger agreement and receive the termination fee.

Conditions to the Completion of the Merger (Page 63)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of specified regulatory approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Sub to consummate the merger is also subject to the condition that since the date of the merger agreement, there shall not have occurred and be continuing as of or otherwise arisen before the effective time of the merger a Company material adverse effect, as described under “The Merger Agreement – Representations and Warranties” beginning on page 54 (the determination of such Company material adverse effect shall not take into account any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the letter delivered by the Company to Parent in connection with the merger agreement (except as otherwise provided in such letter) or from the description of the factual matters set forth in any documents filed or furnished by the Company with the SEC since January 1, 2009 and prior to the date of the merger agreement (excluding for this purpose disclosures in such documents filed or furnished with the SEC that are in the “Risk Factors” sections of such documents or are cautionary, predictive or forward-looking in nature).

Termination (Page 65)

The Company, Parent and Merger Sub may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•

the merger has not been consummated by November 30, 2011, which date may be extended, if all conditions to closing have been satisfied or waived other than the receipt of the specified regulatory approvals, (i) from time to time by either Parent or the Company until April 30, 2012, and (ii) from time to time only by the Company until June 30, 2012, and which date, as it may be extended, we refer to as the termination date (but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur and such action or failure to act constitutes a breach of the merger agreement);

•	a special meeting of our stockholders has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

a temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger is in effect and has become final and non-appealable.

•	by the Company, if:

•

there has been a breach of a representation or warranty made by Parent or a failure by Parent to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to perform is incapable of being cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Merger Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

•	by Parent, if:

•

our board of directors withdraws or modifies in a manner adverse to Parent or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation of the merger agreement or the merger, or recommends, declares advisable or proposes to recommend or declare advisable, the approval or adoption of any takeover proposal (as described below under “Termination Fee”); or

•

there has been a breach of a representation or warranty made by the Company or a failure by the Company to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to perform is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter.

Termination Fee (Page 66)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement – Termination Fee” beginning on page 66:

The Company will be obligated to pay Parent a fee of $200 million if:

•	Parent terminates the merger agreement because our board of directors withdraws or modifies in a manner adverse to Parent or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation of the merger agreement or the merger, or recommends, declares advisable or proposes to recommend or declare advisable, the approval or adoption of any takeover proposal; or

•

a takeover proposal is made to the Company or publicly announced to its stockholders or otherwise becomes known to the Company or its stockholders or a person publicly announces an intention to make a takeover proposal; and thereafter

•

either Parent or the Company terminates the merger agreement because the merger shall not have been consummated by the termination date and at such time the Company’s conditions to closing with respect to the accuracy of the representations and warranties of Parent and Merger Sub and compliance by Parent and Merger Sub of their obligations under the merger agreement would be satisfied and prior to the date that is three months after such termination, the Company or any of its subsidiaries enters into an agreement providing for or consummates a takeover proposal with the person who made the takeover proposal prior to such termination, which takeover proposal involves a majority of the outstanding Company common stock or a majority of the assets of the Company and its subsidiaries and provides a value per share of Company common stock equal to at least $96.60; or

•

either Parent or the Company terminates the merger agreement because the meeting of the Company’s stockholders has been held and the merger agreement shall not have been adopted and prior to the date that is twelve months after such termination, the Company or any of its subsidiaries enters into any agreement providing for or consummates any takeover proposal that involves a majority of the outstanding Company common stock or a majority of the assets of the Company and its subsidiaries.

•	Market Price of Company Common Stock (Page 69)

The closing price of Company common stock on The NASDAQ Stock Market LLC, or NASDAQ, on November 12, 2010, the last trading day prior to the public announcement of the merger agreement, was $69.62 per share. On December 20, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of Company common stock on NASDAQ was $89.49 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

•	Appraisal Rights (Page 71)

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 71 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Company Common Stock (Page 75)

If the merger is completed, Company common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 76.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.

You are being asked to vote on the proposed transaction, in which the Company will be acquired by Parent. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q.	What will I receive if the merger is completed?

A.

If the merger is completed, our stockholders of record will be entitled to receive the per share merger consideration of $92.00 per share in cash, without interest, less any applicable withholding taxes, for each share of Company common stock owned. For example, if you own 100 shares of Company common stock, you will receive $9,200 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. You will not receive the per share merger consideration if you have properly exercised and not withdrawn appraisal rights under the DGCL with respect to such shares.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.

The per share merger consideration represents a premium of approximately 32% to the closing share price of Company common stock on November 12, 2010, the last trading day prior to the public announcement of the merger agreement. See “The Merger – Reasons for the Merger; Recommendation of Our Board of Directors” for other share price comparisons.

Q.	How does our board of directors recommend that I vote?

A.

Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the middle of 2011.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement – Termination Fee” beginning on page 66.

Q.	Is the merger expected to be taxable to me?

A.

If you are a U.S. holder, yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. A non-U.S. holder will generally not be subject to U.S. federal income tax with respect to the exchange of shares of Company common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 47 for a definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger – Interests of Certain Persons in the Merger” beginning on page 43.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held on January 20, 2011 at 11:00 a.m. Central Standard Time, at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172.

Q.	What am I being asked to vote on at the special meeting?

A.

You are being asked to consider and vote on a proposal to adopt the merger agreement, as amended from time to time, that provides for the acquisition of the Company by Parent. You are also being asked to vote to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies in favor of approval of the proposal to adopt the merger agreement if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Who can vote at the special meeting?

A.

All of our holders of Company common stock of record as of the close of business on December 8, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.

The holders of a majority of Company common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, at the special meeting shall constitute a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person – you may attend the special meeting and cast your vote there;

•	by proxy – stockholders of record have a choice of voting by proxy:

•	over the Internet – the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares of Company common stock are registered directly in your name with our transfer agent, Wells Fargo & Company, or Wells Fargo, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172, or by attending the special meeting and voting in person. If you have instructed a broker, bank or other nominee to vote your shares, you should follow the directions from your broker, banker or other nominee to revoke your proxy.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card”. Our board of directors has designated Messrs. Craig R. Mackus, our Chief Financial Officer and Secretary, and John F. Bosbous, our Treasurer, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How are votes counted?

A.

For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” approval of the proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Broadridge Financial Solutions, Inc., which we refer to as Broadridge, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Broadridge a fee of approximately $60,000. The Company will also reimburse Broadridge for reasonable out-of-pocket expenses and will indemnify Broadridge and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company has also engaged Innisfree M&A Incorporated, which we refer to as Innisfree, to assist in the solicitation of proxies for the special meeting. The Company will pay Innisfree a retainer of $25,000 plus additional fees, if incurred, based on solicitation activities performed by Innisfree. The Company will also reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees and Parent’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. You will be sent a letter of transmittal as soon as reasonably practicable after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to exchange your “street name” shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.

Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 71.

Q.	Who can help answer my other questions?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please e-mail us at ir@bucyrus.com or call us at 414-768-4870.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	adverse outcomes of pending or threatened litigation or government investigations;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the inability to close the merger in a timely manner;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the governmental or regulatory authorities;

•	the impact of competition in the industries and in the specific markets in which the Company operates; and

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 76). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

Bucyrus International, Inc.

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

Telephone: (414) 768-4000

The Company is a Delaware corporation with its headquarters in South Milwaukee, Wisconsin. The Company is a world leader in the design and manufacture of high productivity mining equipment for the surface and underground mining industries. Our surface mining equipment is used for mining coal, copper, iron ore, oil sands and other minerals. Our underground mining equipment is used primarily for mining coal and also is used in mining other minerals. In addition to manufacturing machines, we manufacture high-quality aftermarket parts and provide world-class support services for our customers’ machines. For more information about the Company, please visit our website at http://www.bucyrus.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 76. Company common stock is publicly traded on the NASDAQ Global Select Stock Market under the symbol “BUCY”.

Parent

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629

Telephone: (309) 675-1000

Parent is a Delaware corporation. With 2009 sales and revenues of $32.396 billion, Parent is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Parent also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. If the merger is completed, the Company will be a direct wholly owned subsidiary of Parent.

Merger Sub

Badger Merger Sub, Inc.

c/o Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629

Telephone: (309) 675-1000

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on January 20, 2011, starting at 11:00 a.m., Central Standard Time, at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172, or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on December 8, 2010 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 81,014,049 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of Company common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy at the special meeting, shall constitute a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

To gain admittance to the special meeting, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Wells Fargo, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person – you may attend the special meeting and cast your vote there;

•	by proxy – stockholders of record have a choice of voting by proxy:

•	over the Internet – the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner of Company common stock, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner of Company common stock and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificate(s) with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” approval of proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please e-mail us at ir@bucyrus.com or call us at 414-768-4870.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of December 8, 2010, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 1,189,717 shares of Company common stock, representing approximately 1.5% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Pursuant to a stockholder agreement between the Company and Terex Corporation, 5,809,731 shares of Company common stock owned by Terex Corporation, representing approximately 7.2% of the outstanding shares of Company common stock as of December 8, 2010, the record date, are subject to a provision, under which Terex Corporation is required, for all matters presented for approval to the Company’s stockholders before February 19, 2011, to vote all such 5,809,731 shares of Company common stock either in accordance with the recommendation of our board of directors approved by a majority of the directors or in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all the other holders of voting securities of the Company.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our General Counsel, which must be filed with the Company at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172 by the time the special meeting begins, or by attending the special meeting and voting in person. If you have instructed a broker, bank or other nominee to vote your shares, you should follow the directions from your broker, banker or other nominee to revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed by the middle of 2011.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 71 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Broadridge to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Broadridge a fee of approximately $60,000. The Company will also reimburse Broadridge for reasonable out-of-pocket expenses and will indemnify Broadridge and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company has also engaged Innisfree to assist in the solicitation of proxies for the special meeting. The Company will pay Innisfree a retainer of $25,000 plus additional fees, if incurred, based on solicitation activities performed by Innisfree. The Company will also reimburse Innisfree for reasonable out-of-pocket expenses and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees and Parent’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please e-mail us at ir@bucyrus.com or call us at 414-768-4870.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $92.00 in cash, without interest, and less any applicable withholding taxes.

Background of the Merger

In pursuing its objective of enhancing stockholder value, our board of directors has regularly evaluated our outlook and independent business strategy and engaged in discussions of strategic alternatives with a variety of parties. In evaluating business strategies, our board of directors has been mindful of the significant changes in the commodity, mining, and machinery industries, including benefits to customers resulting from equipment suppliers’ ability to offer a full range of products and services.

During the summer and fall of 2009, Caterpillar and Bucyrus worked together in an effort to evaluate and structure a potential joint venture between them for the mining equipment business. A Confidentiality Agreement, including a mutual 18-month standstill provision, was executed by Caterpillar and Bucyrus on May 12, 2009 to facilitate these discussions. As part of these discussions, the parties shared their views on the developments in and outlook for the mining equipment business and their expectation for growth from a line of hydraulic excavators, which neither party produced, as well as their shared belief that the ability to offer a wider range of products and services to the mining industry was an attractive industry position given long-term commodity prospects and future urban population growth.

In November and December 2009, Bucyrus participated in an auction process conducted by Terex Corporation with respect to the sale of Terex’s mining equipment business. Terex’s mining equipment product line consisted principally of hydraulic excavators, drills and off-highway mining haul trucks. On December 20, 2009, Bucyrus and Terex announced that they had entered into a definitive agreement under which Bucyrus would acquire the Terex mining equipment business for a purchase price of $1.3 billion, subject to adjustment. A portion of the purchase price was payable in Bucyrus stock valued at approximately $51.37 per share. That transaction was completed on February 19, 2010. In January 2010, Bucyrus and Caterpillar had a further meeting to discuss the possibility for the proposed mining equipment joint venture, but in February 2010, Bucyrus and Caterpillar terminated their discussions regarding the joint venture.

In June 2010, Caterpillar announced an update to its strategy, which included, among other things, an expansion of its focus in mining.

In August 2010, following the appointment on July 1, 2010 of Mr. Douglas R. Oberhelman as Caterpillar’s chief executive officer and a member of Caterpillar’s board of directors, Mr. Deepak T. Kapur, a member of our board of directors, arranged a social dinner meeting between Mr. Tim Sullivan,

Bucyrus’ chief executive officer and Mr. Oberhelman. Messrs. Sullivan and Oberhelman discussed why the companies’ discussions the previous year failed to result in an agreement between the parties but there was no discussion of any future strategic opportunities for the companies to work together. Following this dinner meeting, Mr. Oberhelman contacted Mr. Sullivan to schedule another meeting. On September 9, 2010, a letter agreement was executed by Caterpillar and Bucyrus acknowledging that the proposed meeting would not violate the standstill provisions of the May 12, 2009 Confidentiality Agreement. On September 16, 2010, Mr. Oberhelman traveled to South Milwaukee and met with Mr. Sullivan in Mr. Sullivan’s office. At this meeting, Mr. Oberhelman suggested that the two companies explore the possibility of some type of combination, and Mr. Sullivan agreed, provided that a new Confidentiality Agreement were executed between the parties, including a customary standstill provision.

The parties executed a new Confidentiality Agreement on September 24, 2010, which included a 12-month standstill provision. Confidential financial and operational diligence information was provided to Caterpillar by Bucyrus following the execution of the Confidentiality Agreement. Meetings were held in Chicago that were led by Mr. Aaron Slator, Senior Vice President – Strategic Services for Bucyrus and Mr. James A. J. Nickolas, Caterpillar Strategic Investments, and included financial advisors as well as other employees from each company. These meetings focused on Bucyrus’ financial performance as well as the possible financial benefits of a combination. Additional meetings and global plant tours were conducted to facilitate due diligence over a 30-day period.

On October 6, 2010, Mr. Steven H. Wunning, a Group President of Caterpillar with responsibility for Caterpillar’s mining business, met with Mr. Sullivan in Mr. Sullivan’s office to become acquainted with Mr. Sullivan and to discuss the Bucyrus business.

On October 15, 2010, Mr. Wunning and Mr. Edward J. Rapp, Chief Financial Officer and a Group President of Caterpillar, traveled to Bucyrus’ South Milwaukee facility to meet with Messrs. Sullivan and Slator, and presented an initial proposal in which Caterpillar would acquire all of the outstanding Bucyrus common stock at a price of $86 per share in cash. Mr. Sullivan indicated that he did not expect that our board of directors would find the proposal attractive but that he would convey the proposal to our board of directors for their feedback. The parties discussed and agreed at the meeting to do additional collaborative work that may assist Caterpillar in identifying and quantifying further synergies.

Pursuant to engagement letters dated October 20, 2010 and October 30, 2010, Bucyrus engaged Deutsche Bank and UBS, respectively, as its financial advisors.

On October 20 and 21, 2010, our board of directors held regularly scheduled quarterly meetings at Bucyrus’ facility in Denison, Texas. At these meetings, Caterpillar’s proposal was discussed. On October 20, 2010, our board of directors discussed Bucyrus’ strategic plan in detail in accordance with our board’s pre-existing agenda. Bucyrus senior management, led by Mr. Sullivan, Mr. Slator, Mr. Craig R. Mackus, Bucyrus’ Chief Financial Officer and Secretary, and Mr. James M. Robinson IV, its Senior Vice President and General Counsel, presented Bucyrus’ current strategic plan and the assumptions and risk factors underlying the plan to our board of directors. Our board of directors engaged in discussions regarding the strategic plan and board members asked questions of management regarding the achievability of the plan and the sensitivities, assumptions and risks inherent in meeting the goals set forth in the strategic plan. On the morning of October 21, 2010, our board of directors reconvened to discuss the Caterpillar proposal in further detail. The Bucyrus management team and representatives of Deutsche Bank, UBS and Sullivan & Cromwell LLP participated in this meeting. Mr. Robinson and a representative of Sullivan & Cromwell LLP reviewed with our board of directors their fiduciary duties under applicable law and responded to directors’ questions. Management then presented the Caterpillar proposal in detail and our board of directors discussed the proposal and asked questions of management and Bucyrus’ legal and financial advisors present at the meeting. Our board of directors then met in executive session for further discussions regarding the proposal. After discussion, our board of directors authorized management to continue discussions with Caterpillar based on our board of directors’ expectation that those discussions would enable Caterpillar to increase its valuation of the Company and make an improved proposal. Our board of directors also discussed the potential risk to the Company of any premature disclosure of discussions and cautioned management to take reasonable precautions to ensure continued confidentiality, including the quick completion of the discussions.

During the week of October 25, 2010, working teams from Bucyrus and Caterpillar met in Chicago to review Bucyrus’ business model assumptions and the opportunities presented by the proposed combination as well as the challenges anticipated in achieving the values anticipated. During these meetings, representatives of Deutsche Bank and UBS, Bucyrus’ financial advisors, met with representatives of JP Morgan Securities, Caterpillar’s financial advisors, to discuss valuation in more detail. In that week, Mr. Slator and Mr. Nickolas discussed possible values for a transaction, in the range of $90 to $95 per share of Company common stock.

On October 29, 2010, Mr. Oberhelman, Mr. Nickolas and Mr. Wunning met with Mr. Sullivan and Mr. Slator at Bucyrus’ headquarters in South Milwaukee to discuss the work completed by the working teams over the prior week. Mr. Oberhelman indicated that Caterpillar’s management was prepared to support a proposal to acquire Bucyrus in a transaction valued at $90 per share, with a portion of the transaction consideration to come in the form of Caterpillar equity. After lengthy negotiations, Messrs. Oberhelman and Sullivan each undertook to recommend to their respective boards of directors a transaction valued at $93 per Bucyrus share, with up to 10% of the consideration in the form of Caterpillar common stock. In light of the potential for disruption to the Bucyrus business during the potentially lengthy period between signing and closing, Mr. Sullivan also indicated that Bucyrus’ support for the proposal would likely also require certain commitments from Caterpillar that would reassure employees and customers, in particular regarding the future of Bucyrus’ manufacturing operations in South Milwaukee as well as the retention of Bucyrus’ brand for certain key product lines.

On November 3, 2010, our board of directors held a special meeting in Chicago to discuss the revised Caterpillar proposal. Mr. Slator, Mr. Mackus, and Mr. Robinson participated in the meeting along with the representatives of Deutsche Bank, UBS and Sullivan & Cromwell LLP. Our board of directors discussed the intrinsic value of the Caterpillar proposal and the potential value of Bucyrus’ stand-alone plan, as well as the possible implications of including Caterpillar equity as part of the consideration. Board members expressed the view that the equity component may have incremental value if the Bucyrus stockholders were able to benefit from some option value in the equity component, such as if they were able to elect to receive a portion of the transaction consideration in Caterpillar stock valued at the time the merger agreement was signed, but that including an equity component in the consideration may be neutral or even negative from a value perspective if it were a fixed component of the consideration and/or priced at closing.

Our board members asked management and representatives of Deutsche Bank and UBS to discuss whether it was likely that other potential acquirers would emerge at the valuation levels implied by the Caterpillar proposal and after lengthy discussions of potential candidates our board of directors determined that it was highly unlikely that a credible alternative acquirer would emerge and offer a compelling transaction value without significantly greater execution risk to Bucyrus. Our board of directors also discussed the significant disadvantages of an open process for seeking alternative buyers. Our board of directors also discussed the critical importance that any transaction once announced must have minimal closing risk. Potential contract terms were discussed which would minimize risk in closing the transaction. After additional lengthy discussions, our board of directors authorized management to continue discussions with Caterpillar with the aim to complete an agreement for a November 15, 2010 announcement if agreement could be reached.

During the week of November 1, 2010, representatives of Bucyrus and Caterpillar exchanged further due diligence and held a number of conference calls and meetings between subject matter experts for each party. During this period, an electronic data room was opened to Caterpillar and its advisors, which included Bucyrus documentation and contracts regarding tax matters, accounting, installed base of machinery, supply chain, legal matters, and other customary diligence topics.

On November 6, 2010, Caterpillar’s legal counsel, Mayer Brown LLP, delivered a draft merger agreement to Sullivan & Cromwell LLP, Bucyrus’ legal counsel. This agreement proposed that the possible equity portion of the consideration would be valued as of the closing date subject to a collar; the draft also included a number of significant conditions to Caterpillar’s obligation to close the transaction.

During the week of November 8, 2010, the parties conducted additional in person and telephonic due diligence discussions. On November 9, 2010, representatives of Sullivan & Cromwell LLP delivered a revised draft of the merger agreement to Mayer Brown LLP. On November 10, 2010, representatives of Bucyrus and Sullivan & Cromwell LLP met with representatives of Caterpillar and Mayer Brown LLP to discuss the draft merger agreement and detailed Bucyrus’ positions on several significant issues, including the closing conditions and the obligations that Bucyrus expected Caterpillar to undertake to ensure that the transaction would be consummated. During the period from November 10, 2010 until the merger agreement was executed, the parties and their representatives continued to negotiate the terms of the merger agreement, with participation at certain times by Caterpillar’s securities counsel at Sidley Austin LLP and antitrust counsel at Howrey LLP and Bucyrus’ antitrust counsel at Arnold & Porter LLP.

At a meeting on November 11, 2010, representatives of Caterpillar and its financial advisors met with representatives of Bucyrus and its financial advisors, to discuss certain due diligence issues that Caterpillar and its representatives indicated could negatively impact by approximately $4 per share the amount that they were willing to pay for Company common stock. From November 11, 2010 to November 13, 2010, representatives of the parties and their financial advisors continued to discuss these value issues. On the evening of November 13, 2010, representatives of Caterpillar and its financial and legal advisors presented alternative proposals for consideration to Bucyrus and its advisors, several of which included a component of Caterpillar equity which was to be priced subsequent to the date of the merger agreement and subject to a collar.

During the morning of November 14, 2010, Mr. Oberhelman, Mr. Wunning, Mr. Rapp, Mr. James B. Buda, Vice President and Chief Legal Officer of Caterpillar, and Mr. Nickolas of Caterpillar and Mayer Brown LLP met with Mr. Sullivan, Mr. Slator and Mr. Robinson of Bucyrus and Sullivan & Cromwell LLP to discuss open issues in the merger agreement, in particular, issues relating to value, Caterpillar equity as part of the consideration, closing conditions and closing certainty. During these discussions, Mr. Sullivan indicated that Bucyrus preferred an all-cash transaction in light of the proposed timing for valuing the equity component and collar suggested by Caterpillar’s proposal and the anticipated schedule to complete the transaction. Mr. Sullivan and Mr. Oberhelman agreed to present to their respective boards of directors an all-cash merger at a price of $92 per share with limited closing conditions.

Our board of directors met again on the morning of November 14, 2010 to discuss the status of the proposed transaction and the value issues. Our directors discussed with management and Bucyrus’ advisors the potential for execution risk associated with the transaction. Our board of directors authorized management to continue discussions to finalize the proposed merger agreement based on the indicative value of $92 per share in cash, provided that provisions in the merger agreement reducing closing risk were finalized substantially in the manner requested by our board of directors. Over the remainder of the day of November 14, 2010, representatives of the parties and their counsel continued to negotiate the merger agreement, including with respect to these covenants intended to provide greater certainty of completion.

On the evening of November 14, 2010, our board of directors met again and reviewed the terms and conditions of the proposed merger. At the meeting, Mr. Robinson and a representative of Sullivan & Cromwell LLP reviewed the terms of the merger agreement with our board of directors and the fiduciary duties of our board of directors in connection with the merger. Bucyrus management made presentations regarding financial aspects of the proposal from Caterpillar.

At this same meeting, our board of directors engaged in discussions regarding the proposal and directed questions regarding the proposed merger to Bucyrus’ representatives and representatives of Sullivan & Cromwell LLP, Deutsche Bank and UBS.

At this meeting of our board of directors, Deutsche Bank and UBS each delivered to our board of directors their respective oral opinions, which were subsequently confirmed by delivery of respective written opinions, each dated as of November 14, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations, qualifications and conditions described in Deutsche Bank’s and UBS’ respective written opinions, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock. Deutsche Bank’s and UBS’ respective written opinions are attached to this proxy statement as Annex B-1 and Annex B-2, respectively.

Our board of directors again discussed the value of the proposal and the possibility that a better proposal would emerge, whether from Caterpillar or a third party, and determined that the risks to such an approach outweighed any benefits, particularly in light of the commitments made by Caterpillar under the merger agreement to complete the transaction.

Following careful consideration of the proposed merger agreement and the merger, our board of directors unanimously determined that the merger agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of Bucyrus and its stockholders, approved the merger agreement and the merger, and resolved to recommend that Bucyrus stockholders vote to adopt the merger agreement.

Over the course of the evening of November 14, 2010 and the morning of November 15, 2010, representatives of the parties finalized the merger agreement. The parties executed the merger agreement, dated as of November 14, 2010, and on the morning of November 15, 2010, issued a joint press release to announce the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, at a meeting held on November 14, 2010, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable for and in the best interests of the Company and its stockholders, (ii) approved the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote “FOR” the adoption of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•

the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk, and while also providing such stockholders with certainty of value for their shares of Company common stock;

•

the per share merger consideration represents a premium of approximately 31.0% to the average closing share price of Company common stock for the 30-day trading period ended on November 12, 2010, the last trading day prior to the public announcement of the merger agreement, a premium of approximately 32.1% to the closing share price of Company common stock on November 12, 2010 and a premium of approximately 15.7% to the all-time high price of Company common stock;

•

our board of directors’ belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger, which belief was formed based on our board of directors’ review, after discussion with its financial advisors, of possible strategic alternatives available to the Company following which our board of directors determined that Caterpillar was the party likely to be able to provide the highest risk-adjusted value to the Bucyrus stockholders;

•	our board of directors’ understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent entity;

•

the presentation to our board of directors at its meeting on November 14, 2010, by Deutsche Bank and UBS, and the respective written opinions of Deutsche Bank and UBS, delivered to our board of directors, each dated as of November 14, 2010, to the effect that, as of that date, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock, as more fully described below under the captions “The Merger – Opinions of Financial Advisors – Opinion of Deutsche Bank Securities Inc.” beginning on page 32 and “The Merger – Opinions of Financial Advisors – Opinion of UBS Securities LLC” beginning on page 38;

•	the Company’s belief that in order to compete most effectively in the Company’s markets, the resources of a bigger company may be required;

•

Parent’s agreement to use its reasonable best efforts to take all actions that are necessary to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including using its reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and give any necessary notices to, governmental entities, and to provide all assistance, information and cooperation as is reasonably required to obtain such approvals;

•

Parent’s agreement to sell, lease, dispose of or hold separate any assets, rights, product lines, licenses or other categories of assets or businesses if such action would be reasonably necessary to avoid any permanent, preliminary or temporary injunction or order that would be reasonably likely to delay or prohibit consummation of the merger; Parent’s obligation to use its best efforts to defend any litigation by a governmental antitrust entity and resist any permanent, preliminary or permanent injunction or order that would delay or prohibit consummation of the merger and to proffer its willingness to agree and to agree by a date sufficiently prior to the termination date in the merger agreement to enable the closing condition related to regulatory approval to be obtained, to make dispositions or take other actions reasonably necessary to avoid such permanent, preliminary or temporary injunction or order;

•

the Company’s ability, under certain circumstances specified in the merger agreement, prior to the time the Company stockholders adopt the merger agreement, to (i) consider and respond to a written unsolicited takeover proposal, and (ii) provide non-public information to and engage in discussions or negotiations with the person making such a proposal if our board of directors, prior to taking any such actions, determines in good faith, that such takeover proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

•

the ability of our board of directors, under the merger agreement, to modify or withdraw its recommendation under certain circumstances in response to a superior proposal or an intervening event, after consultation with its outside legal counsel and, in the case of a superior proposal, a nationally recognized financial advisor, if the failure to take such actions would be inconsistent with our board of directors’ fiduciary duties under applicable law, subject to Parent’s subsequent right to terminate the merger agreement and, in such event, the Company’s obligation to pay to Parent a termination fee of $200 million, which represents less than 2.5% of the total enterprise value of the Company after giving effect to the merger consideration;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery; and

•	the termination date under the merger agreement allows for sufficient time to complete the merger.

Our board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following:

•

the merger would preclude the Company’s stockholders from having the opportunity to participate in any future improvement in the performance of its assets, future earnings growth and future appreciation of the value of its Company common stock that could be expected if the Company’s strategic plan were successfully implemented;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may harm relationships with the Company’s employees, suppliers and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the possibility that the $200 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•

while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	an all-cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•

our directors and executive officers may have interests in the merger that are different from, or in addition to, our stockholders. See “The Merger – Interests of Certain Persons in the Merger” beginning on page 43.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Our board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Our board of directors based its recommendation on the totality of the information presented.

Our board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger – Interests of Certain Persons in the Merger” beginning on page 43.

Opinions of Financial Advisors

The Company has retained Deutsche Bank and UBS as its financial advisors to advise our board of directors in connection with the merger. In connection with the merger, our board of directors received separate oral opinions, each of which was separately confirmed by delivery of a written opinion, dated as of November 14, 2010, from Deutsche Bank and UBS.

Opinion of Deutsche Bank Securities Inc.

At the November 14, 2010 meeting of our board of directors, Deutsche Bank delivered to our board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated as of November 14, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations, qualifications and conditions described in its opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock.

The full text of the written opinion of Deutsche Bank, dated as of November 14, 2010, which sets forth, among other things, the assumptions made, matters considered and limitations, qualifications and conditions of the review undertaken by Deutsche Bank in rendering its opinion, is attached as Annex B-1 to this proxy statement. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of Company common stock should vote with respect to the merger. The summary of the Deutsche Bank opinion set forth in this proxy statement is qualified by reference to the full text of the opinion attached hereto as Annex B-1.

Summary of Deutsche Bank Opinion

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank, among other things:

•	reviewed certain publicly available financial and other information concerning the Company;

•

reviewed certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company, and held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company;

•	reviewed the reported prices and trading activity for Company common stock;

•

to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies, whose securities are publicly traded, it considered relevant;

•	to the extent publicly available, reviewed the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of our board of directors, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the permission of our board of directors that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of the opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the permission of our board of directors that, in all respects material to its analysis, the merger would be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by the Company and its advisors with respect to such issues.

The Deutsche Bank opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the use and benefit of, our board of directors. The Deutsche Bank opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to the holders of Company common stock. Deutsche Bank was not asked to, and the Deutsche Bank opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the merger or the relative merits of the merger as compared to any alternative business strategies, nor did it express an opinion or recommendation as to how any holder of Company common stock should vote with respect to the merger. Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the per share merger consideration to be received by holders of Company common stock.

The Deutsche Bank opinion noted that Deutsche Bank was not authorized to and did not solicit any expressions of interest from any third parties with respect to the sale of all or any part of the Company.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to our board of directors on November 14, 2010, and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order of analyses described represent the relative importance or weight given to those analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 12, 2010, and is not necessarily indicative of current market conditions.

Transaction Overview

Based on the cash consideration pursuant to the merger agreement of $92.00 per share of Company common stock, Deutsche Bank noted that the implied equity value of the Company as of November 12, 2010 was approximately $7.6 billion, and the implied enterprise value of Bucyrus based upon the implied equity value and selected balance sheet information as of September 30, 2010, was approximately $8.8 billion.

In rendering its opinion, Deutsche Bank also reviewed and considered implied offer premiums that the per share merger consideration represented over the historical trading prices of Company common stock, noting that the per share merger consideration of $92.00 represented an implied premium of:

•	32.1% over the closing price of Company common stock on November 12, 2010, the trading day immediately prior to the announcement of the merger;

•	31.0% over the one-month volume weighted average price of Company common stock, or VWAP;

•	36.4% over the three-month VWAP;

•	57.5% over the six-month VWAP;

•	54.5% over the one-year VWAP;

•	21.2% over the 52-week high price of Company common stock on October 11, 2010; and

•	15.7% over the all time high price of Company common stock on June 17, 2008.

Bucyrus Analysis

Illustrative Discounted Cash Flow Analysis. Deutsche Bank performed an illustrative discounted cash flow analysis for the Company based on management estimates of the Company’s free cash flows for the years 2011 through 2020. Deutsche Bank calculated the discounted cash flow value for the Company as of December 31, 2010 as the sum of the net present value of (i) the estimated future unlevered free cash flows, calculated as earnings before interest expense and taxes minus unlevered cash taxes, capital expenditures and changes in working capital, plus depreciation and amortization, that the Company is expected to generate for the years 2011 through 2020, plus (ii) the value of the Company at the end of such period, or the terminal value. The terminal value of the Company was calculated using terminal earnings before interest, taxes, depreciation and amortization, or EBITDA, multiples ranging from 7.0x to 8.0x. Deutsche Bank applied discount rates ranging from 12.0% to 13.0% to discount the Company’s future cash flows and terminal value. Deutsche Bank calculated the estimated equity values per share of Company common stock by deducting estimated net debt from the sum of the present values of the period cash flows and terminal value. This analysis resulted in a range of implied values per share of Bucyrus common stock (rounded to the nearest $0.25) of $82.00 to $95.50, compared to the per share merger consideration of $92.00.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed the financial terms, to the extent publicly available, of five selected completed business combination transactions since June 21, 2000, involving companies participating in the mining equipment industry. Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the selected transactions. The transactions reviewed were as follows:

Selected Transactions

Month and Year Announced	Target	Acquiror
December 2009	Terex Corporation (mining unit)	Bucyrus International, Inc
December 2006	DBT GmbH	Bucyrus International, Inc.
September 2006	Boart Longyear Ltd.	Macquarie Bank Ltd.
March, June 2005	Boart Longyear Ltd. / Wendt	Advent / 3i Group plc
June 2000	Svedala Industri AB	Metso Corp.

Although none of the selected transactions is directly comparable to the merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the merger. Accordingly, the analysis of precedent transactions was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the merger that could affect the value of the subject companies and the Company.

In its analysis, Deutsche Bank derived and compared multiples for the selected transactions, including the ratio of enterprise value based on transaction price, to the target company’s EBITDA for the latest twelve months prior to entering into the transaction, or “TEV to LTM EBITDA”. This analysis indicated the following:

Selected Transactions Valuation Multiples

Ratio	High	Low	Mean	Median
TEV to LTM EBITDA	10.7x	6.2x	8.1x	7.8x

Using the Company’s management forecasts for 2010E EBITDA, and based on the foregoing and qualitative judgment, Deutsche Bank determined an estimated TEV to LTM EBITDA reference range of 8.0x to 10.5x, resulting in a range of implied values per share of Company common stock (rounded to the nearest $0.25) of $54.25 to $75.25, compared to the per share merger consideration of $92.00.

Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed and compared certain financial information for the Company to the corresponding financial information, ratios and public market multiples for the following publicly traded mining and other heavy capital equipment companies:

•	Atlas Copco AB;

•	Caterpillar;

•	Joy Global Inc.;

•	Hitachi Construction Machinery Company Limited;

•	International Mining Machinery Ltd.;

•	Komatsu Ltd.;

•	Metso Corp.;

•	Sandvik AB; and

•	Sany Heavy Equipment International Holdings Company Limited.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

In its analysis, Deutsche Bank derived and compared multiples for the selected companies and the Company, calculated as follows:

•	the ratio of enterprise value to estimated EBITDA for calendar year 2011, which is referred to below as “TEV/2011E EBITDA”; and

•	the ratio of the price per share to estimated earnings per share for calendar year 2011, which is referred to below as “2011E P/E”.

The multiples and ratios for each of the Company and the selected companies were calculated using the closing price of Company common stock and the selected companies’ common stock on November 12, 2010, and were based on the most recent publicly available information, as well as Wall Street research and Thomson Reuters estimates.

This analysis indicated the following:

Selected Companies Valuation Multiples

Multiple	High	Median	Low	Bucyrus
TEV/2011E EBITDA	13.8x	8.8x	7.7x	8.3x
2011E P/E	21.1x	14.8x	14.3x	13.5x

Deutsche Bank then selected certain reference ranges for each of these ratios and calculated the corresponding ranges of implied equity values of the Company. Using the reference ranges indicated in the table below, this analysis indicated the following ranges of implied values per share of Company common stock (rounded to the nearest $0.25), compared, in each case, to the per share merger consideration of $92.00:

Benchmark	Reference Range	Implied Price Range
TEV/2011E EBITDA	8.0x – 9.5x	$68.75 – $84.00
2011E P/E	13.5x – 16.0x	$74.00 – $87.75

Research Analyst Price Targets. Deutsche Bank reviewed the publicly available price targets for the Company published by equity research analysts as of November 12, 2010. Deutsche Bank reviewed Bucyrus price targets published by sixteen equity research analysts. These price targets per share of Company common stock ranged from $72.00 to $95.00, with an average price target of $83.81, compared to the per share merger consideration of $92.00.

General

In rendering its opinion, Deutsche Bank also reviewed and considered other factors including the historical trading prices of Company common stock during the period commencing on July 22, 2004, the date of the Company’s initial public offering, and ending on November 12, 2010, the trading day immediately prior to the announcement of the merger, noting that the low and high prices during such period were $6.67 and $79.50, respectively. Deutsche Bank also compared the historical trading prices of Company common stock to those of peer companies and the Standard & Poor’s 500 Index during the same period.

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Deutsche Bank made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to the Company.

Deutsche Bank prepared these analyses for purposes of providing its opinion to our board of directors as to the fairness, from a financial point of view, of the per share merger consideration to the holders of Company common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of the Company with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank or the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company or Deutsche Bank or any other person assumes responsibility if future results are materially different from those forecast.

The per share merger consideration to be received in the merger was determined through arm’s-length negotiations between the Company and Parent and was approved by our board of directors. Deutsche Bank provided advice to Bucyrus during these negotiations. Deutsche Bank did not, however, recommend the per share merger consideration to the Company or our board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

As described above, the opinion from Deutsche Bank to our board of directors was one of a number of factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the merger. Deutsche Bank’s opinion should not be viewed as determinative of the views of our board of directors or management of the Company with respect to the merger or the per share merger consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Deutsche Bank in connection with its opinion and is qualified by reference to its written opinion attached to this proxy statement as Annex B-1.

The Company selected Deutsche Bank as its financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter dated October 20, 2010, between the Company and Deutsche Bank, the Company has agreed to pay Deutsche Bank a fee of approximately $21.3 million for its services as financial advisor to the Company in connection with the merger, $2 million of which was contingent upon delivery of the Deutsche Bank opinion and the remaining portion of which is contingent upon consummation of the merger. Regardless of whether the transaction is consummated, the Company has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the transaction.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (which we refer to, together with its affiliates, as the DB Group). One or more members of the DB Group have, from time to time, provided commercial banking, corporate finance and other financial services to Parent and the Company or their respective affiliates for which it has received compensation, including cash management and hedging transactions. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company for their own accounts or for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of UBS Securities LLC

At the November 14, 2010 meeting of our board of directors, UBS delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated as of November 14, 2010, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the per share merger consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B-2 to this proxy statement and is incorporated herein by reference. Holders of Company common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of our board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the per share merger consideration from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger. The UBS opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal financial information and other data relating to the Company’s business and financial prospects that were not publicly available, including financial forecasts and estimates prepared by the Company’s management that our board of directors directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the Company’s senior management concerning the Company’s business and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of Company common stock;

•	reviewed a draft, dated November 14, 2010, of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of our board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of our board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, UBS assumed, at the direction of our board of directors, that such forecasts and estimates had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the Company’s future financial performance. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of our board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the per share merger consideration to the extent expressly specified in UBS’ opinion, of the merger agreement or the form of the merger. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the per share merger consideration. In rendering its opinion, UBS assumed, with the consent of our board of directors, that (i) the final executed form of the merger agreement would not differ in any material respect from the draft that UBS reviewed, (ii) the parties to the merger agreement would comply with all material terms of the merger agreement and (iii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition of the merger agreement. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on the Company or the merger. UBS was not authorized to solicit and did not solicit indications of interest in a transaction with the Company from any third party. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to our board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to the Company or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company provided by the Company in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.

UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors on November 14, 2010, in connection with its opinion relating to the proposed merger. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Selected Companies Analysis

UBS compared selected financial and stock market data of the Company with corresponding data of the following nine publicly traded equipment manufacturing companies:

U.S. equipment manufacturers

•	Caterpillar Inc.

•	Joy Global Inc.

International equipment manufacturers

•	Atlas Copco AB

•	Hitachi Construction Machinery Co., Ltd.

•	International Mining Machinery Holdings Ltd.

•	Komatsu Ltd.

•	Metso Corporation

•	Sany Heavy Equipment International Holdings Company Limited

•	Sandvik AB

UBS reviewed, among other things, the enterprise values of the selected companies, calculated as equity market value based on closing stock prices on November 12, 2010, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of estimated EBITDA, for calendar years 2010, 2011 and 2012. UBS also reviewed closing stock prices of the selected companies as of November 12, 2010, as a multiple of estimated earnings per share, referred to as EPS, for 2011 and 2012. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for the Company based both on the closing price of Company common stock on November 12, 2010 and the per share merger consideration. Financial data for the selected companies were based on publicly available research analysts’ consensus estimates, referred to as Wall Street Consensus Estimates, public filings and other publicly available information. Estimated financial data for the Company were based both on internal estimates of the Company’s management, referred to as Company Management Estimates, and Wall Street Consensus Estimates. This analysis indicated the following implied high, median, mean and low multiples for the selected companies, as compared to corresponding multiples implied for the Company:

Enterprise Value as Multiple of EBITDA					Implied Multiple for the Company Based on
	Implied Multiples for Selected Companies				Closing Stock Price on November 12, 2010	$92 per Share Merger Consideration
	High	Median	Mean	Low	Wall Street Consensus Estimates	Wall Street Consensus Estimates	Company Management Estimates
Calendar year 2010E	15.4x	10.3x	11.9	9.4x	10.2x	13.0x	12.5x
Calendar year 2011E	13.8x	8.8x	9.3x	7.7x	8.3x	10.6x	10.3x
Calendar year 2012E	9.7x	7.6x	7.8x	6.7x	7.2x	9.1x	9.4x

Closing Stock Price as Multiple of EPS
Calendar year 2011E	21.1x	14.8x	15.9x	14.3x	13.5x	17.8x	16.8x
Calendar year 2012E	14.6x	12.9x	12.6x	10.5x	11.4x	15.1x	15.1x

Selected Transactions Analysis

UBS reviewed transaction values in the following five selected transactions involving mining and minerals processing equipment manufacturers:

Announcement Date	Acquiror	Target
• 12/20/09 • 12/18/06 • 09/01/06 • 06/07/05 03/31/05 • 06/21/00	• Bucyrus International, Inc. • Bucyrus International, Inc. • Macquarie Bank Ltd. • Advent International plc/3i Group plc • Metso Corporation	• Terex Corporation – mining business • DBT GmbH • Boart Longyear Ltd. • Boart Longyear Ltd./Wendt • Svedala Industri AB

UBS reviewed, among other things, transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt at book value, preferred stock at liquidation value and minority interests at book value, less cash and cash equivalents, as multiples of, to the extent publicly available, the latest 12 months revenue and EBITDA. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for the Company based on the per share merger consideration. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for the Company were based on Company Management Estimates and Wall Street Consensus Estimates. This analysis indicated the following implied high, median, mean and low multiples for the selected transactions, as compared to corresponding multiples implied for the Company:

	Implied Multiples for Selected Transactions				Implied Multiple for the Company Based on $92 per Share Merger Consideration
Enterprise Value as Multiple of	High	Median	Mean	Low	Wall Street Consensus Estimates	Company Management Estimates
Last 12 Months Revenue	1.5	1.0	1.0	0.7	2.4	2.2
Last 12 Months EBITDA	10.7	7.8	8.1	6.2	13.0	12.5

Discounted Cash Flow Analysis

UBS performed a discounted cash flow analysis of the Company using financial forecasts and estimates relating to the Company prepared by the Company’s management. UBS calculated a range of implied present values (as of December 31, 2010) of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate from January 1, 2011 until December 31, 2020 and of terminal values for the Company based on the Company’s calendar year 2020 estimated EBITDA. Implied terminal values were derived by applying to the Company’s calendar year 2020 estimated EBITDA a range of EBITDA terminal value multiples from 6.0x to 9.0x. Present values of cash flows and terminal values were calculated using discount rates ranging from 11.5% to 13.5%. The discounted cash flow analysis resulted in a range of implied present values of approximately $72.50 to $107.00 per outstanding share of Company common stock, as compared to the $92.00 per share merger consideration.

Miscellaneous

Under the terms of UBS’ engagement, the Company agreed to pay UBS for its financial advisory services in connection with the merger an aggregate fee of approximately $21.3 million, of which $2,000,000 was payable in connection with UBS’ opinion and the remainder of which is contingent upon consummation of the merger. In addition, the Company agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, up to $250,000, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Parent, and, accordingly, may at any time hold a long or short position in such securities. The Company selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Closing and Effective Time of Merger

Unless the parties otherwise agree in writing, the closing of the merger will take place no later than the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement – Conditions to the Completion of the Merger” beginning on page 63) has been satisfied or waived (other than the conditions that by their nature are to be satisfied or waived at the closing of the merger, but subject to the satisfaction or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed by the middle of 2011. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration as soon as reasonably practicable after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

When considering the recommendation of our board of directors that you vote to approve the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you should be aware that Company executive officers and members of our board of directors may have interests in the merger that are different from, or in addition to, the interests of Company stockholders generally. The members of our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Settlement of Executive Officer and Director Equity Compensation Awards in the Merger

The Company’s executive officers and directors participate in the Company’s equity-based compensation plans and hold shares of restricted stock, stock appreciation rights and restricted stock units granted under the Company’s Omnibus Incentive Plan 2007.

At the effective time of the merger, each outstanding unvested share of restricted stock will vest and become free of restrictions and will be converted into the right to receive the per share merger consideration of $92.00 in cash, without interest, less any applicable withholding taxes. Assuming that the merger is completed on July 1, 2011 (after giving effect to the scheduled vesting of restricted stock prior to such date), the number of shares of restricted stock held by each of Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous that would vest and become free of restrictions are 100,450, 20,200, 25,250, 23,300 and 4,050, respectively (with such shares of restricted stock having a total value of $9,241,400 for Mr. Sullivan, $1,858,400 for Mr. Mackus, $2,323,000 for Mr. Tate, $2,143,600 for Mr. de Leon and $372,600 for Mr. Bosbous, based upon a $92.00 stock price). The executive officers may receive additional shares of restricted stock when the Company makes its ordinary course equity grants in February 2011. Any shares of restricted stock granted to the executives in February 2011 will vest on completion of the merger and be cashed out at $92.00 per share.

Pursuant to the terms of the merger agreement, at the effective time of the merger, each outstanding stock appreciation right, vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of Company common stock subject to such stock appreciation right and (ii) the amount, if any, by which $92.00 exceeds the exercise price per share of such stock appreciation right, without interest, less any applicable withholding taxes. Assuming that the merger is completed on July 1, 2011 (after giving effect to the scheduled vesting of stock appreciation rights prior to such date), the number of unvested stock appreciation rights (at exercise prices ranging from $13.52 to $59.48) held by each of Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous that would vest are 303,680, 60,960, 76,423, 70,658 and 12,183, respectively (with such unvested stock appreciation rights having a total “in the money” value of approximately $19,928,105 for Mr. Sullivan, $3,962,985 for Mr. Mackus, $4,983,995 for Mr. Tate, $4,622,551 for Mr. de Leon and $796,368 for Mr. Bosbous, based upon a $92.00 stock price).

At the effective time of the merger, each outstanding restricted stock unit (which is currently fully vested) will be cancelled and will entitle the holder to receive, immediately following the effective time (or, if such Company restricted stock unit is subject to Section 409A of the Internal Revenue Code, at such later date provided by the terms of the restricted stock unit), a cash payment equal to the product of (i) the number of shares of Company common stock subject to the Company restricted stock unit and (ii) $92.00, without interest, less any applicable withholding taxes. Based on the holdings as of December 6, 2010, and assuming that the merger is completed on July 1, 2011, the number of restricted stock units held by the eight non-employee directors (as a group) is 47,350 (with such restricted stock units having a total value of $4,356,200, based upon a $92.00 stock price).

Key Employee Employment and Severance Agreements and Employment Letter Agreement

The Company previously entered into key executive employment and severance agreements, or KEESAs, with Messrs. Sullivan, Mackus, de Leon and Bosbous. The KEESAs provide the executives with certain protections in the event of a termination of employment in connection with a change in control of the Company, which includes completion of the merger.

If the executive’s employment is terminated by the executive for “good reason” (as defined in the KEESA) or by the Company other than for “cause” (as defined in the KEESA), death or disability, in each case within three years after a change in control of the Company for Mr. Sullivan, two years after a change in control of the Company for Messrs. Mackus and de Leon and one year after a change in control of the Company for Mr. Bosbous, then the executive would be entitled to receive:

•

A lump-sum severance cash payment equal to the sum of (i) the executive’s “Average Compensation,” (the average of the executive’s annual total Form W-2 compensation, including base salary, bonus amounts and all other taxable compensation over the three years prior to the change in control and all elective deferrals made by the executive to any non-qualified deferred compensation plan or qualified retirement plan maintained by the Company and any amount which is contributed or deferred by the Company at the election of the executive and is not includible in gross income by reason of Section 125 or 132(f)(4) of the Internal Revenue Code over the three years prior to the change in control) and (ii) the grant date value of the last regular equity award granted to the executive within the 365-day period prior to the change in control, multiplied by three for Mr. Sullivan, two for Messrs. Mackus and de Leon and one for Mr. Bosbous.

•

Outplacement services provided by a nationally recognized executive placement firm until the earlier of the last day of the second calendar year following the calendar year in which the executive’s separation from service occurs or such time as the executive has obtained new full-time employment comparable to his position at the Company.

•

Coverage under life, hospitalization, medical and dental insurance until the earlier of three years for Mr. Sullivan, two years for Messrs. Mackus and de Leon and one year for Mr. Bosbous following the termination date or such time as the executive has obtained new employment and is covered by benefits which in the aggregate, are comparable to those he received prior to the change in control.

Each KEESA further provides that if the payment and benefits under the KEESA, or any other payments or benefits under any other agreement or plan, would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then the executive shall have his payments receivable under his KEESA cut back to the Section 4999 limit under the Internal Revenue Code if such a cut back would result in the executive receiving a greater benefit on an after-tax basis.

The Company also previously entered into a letter agreement with Mr. Tate. Under his letter agreement, if Mr. Tate’s employment is terminated by the Company for any reason other than cause (as defined in the letter agreement) at any time prior to Mr. Tate’s reaching age 65, or if Mr. Tate elects to terminate his employment with the Company at any time upon 30 days’ notice, Mr. Tate is entitled to a severance payment equal to the sum of 12 months of his annual base salary and his target bonus in effect at termination, generally payable on normal payroll dates over such period. In addition, if Mr. Tate elects to terminate his employment with the Company or his employment is terminated by the Company without cause prior to Mr. Tate reaching age 65, the Company is obligated to provide health coverage for Mr. Tate and his spouse, at the Company’s expense, for the period of time between the termination of his employment and the date on which he reaches age 65. Mr. Tate will also continue to vest in any awards made to him under the Company’s long-term incentive program as if he had retired from the Company as provided for in the applicable plan.

The cash amount of severance payments (excluding the vesting of restricted shares and stock appreciation rights, described above in “Settlement of Executive Officer and Director Equity Compensation Awards in the Merger”) that each of the executive officers would receive, assuming the merger is completed on July 1, 2011 and the executives experience a qualifying termination immediately thereafter is estimated as follows: $37,417,289 for Mr. Sullivan, $9,962,992 for Mr. Mackus, $869,400 for Mr. Tate, $5,078,180 for Mr. de Leon and $1,907,153 for Mr. Bosbous. For

this purpose, Messrs. Sullivan, Mackus, de Leon and Bosbous are assumed to have (1) 2010 Form W-2 compensation that includes 2010 base salary, the annual cash bonus paid in 2010 for 2009 performance, the value of all restricted stock that vested in the 2010 year and the exercise of all stock appreciation rights that are exercisable after December 1, 2010 and on or prior to December 31, 2010 at a Company stock price of $89.00, (2) received their ordinary February 2011 equity grant amount, solely in restricted stock and valued at a Company stock price of $89.00 and (3) Mr. Sullivan and Mr. de Leon are subject to $10,013,582 and $201,895 section 280G cutbacks, respectively.

Supplemental Executive Retirement Plan

Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous are participants in the Company’s Supplemental Executive Retirement Plan, or the SERP, pursuant to which the Company credits each executive with supplemental benefits equal to the excess of the amount such executive would have been entitled to have credited to his account under the Company’s qualified cash balance retirement plan if such benefit was calculated without regard to the limits on annual compensation imposed by the Internal Revenue Service. In accordance with the terms of the SERP, the SERP will terminate upon completion of the merger. Upon such termination, each executive will receive a lump-sum distribution of his SERP benefits within ten days of the completion of the merger. Assuming the SERP is terminated immediately prior to the anticipated completion of the merger, the value of the lump-sum SERP benefits payable to each executive based on the most recent November 10, 2010 valuation will be as follows: $761,826 for Mr. Sullivan, $236,818 for Mr. Mackus, $61,554 for Mr. Tate, $57,132 for Mr. de Leon and $27,391 for Mr. Bosbous.

Deferred Compensation Plan

Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous are participants in the Company’s Deferred Compensation Plan. This non-qualified plan permits executives to defer payment of base pay and/or cash bonuses. An executive’s account shall also be credited with a matching contribution credit equal to 50% of the total amounts deferred by such executive into the plan for that plan year, provided that such matching contribution credits shall not exceed 3% of his base pay and annual bonus that is in excess of the dollar limit on compensation imposed by the Internal Revenue Service. The Company may elect to terminate the Deferred Compensation Plan within 30 days prior to completion of the merger. If such election is made, each executive who is employed by the Company immediately prior to such plan termination will become fully vested in his account and will receive a lump-sum payment of his account under the Deferred Compensation Plan within ten days of the completion of the merger. Assuming the merger is completed on July 1, 2011 and the Deferred Compensation Plan is terminated immediately prior thereto, the value of the lump-sum Deferred Compensation Plan account balances payable to each executive based on the most recent valuation (November 10, 2010) will be as follows: $892,215 for Mr. Sullivan, $140,927 for Mr. Mackus, $1,592,007 for Mr. Tate, $329,448 for Mr. de Leon and $0 for Mr. Bosbous.

Other

If the effective time of the merger occurs prior to December 31, 2011, immediately prior to the effective time, the Company may pay each participant (including our executive officers) in the Company Employee Performance Plan who remains employed through the effective time a pro-rated annual cash bonus award, based on the number of days elapsed in 2011 through the effective time.

Indemnification of Directors and Officers; Directors’ and Officers’ Liability Insurance

Under the terms of the merger agreement, Parent, Merger Sub and the surviving corporation have agreed that they will indemnify, defend and hold harmless the current and former directors and officers of the Company or its subsidiaries for acts or omissions occurring at or prior to the effective time of the merger to the full extent existing as of the date of the merger agreement in favor of such persons as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents).

The merger agreement also provides that Parent will purchase a “tail policy” with a claims period of six years after the consummation of the merger to cover claims arising from facts or events that occurred on or before the consummation of the merger for those individuals who are covered by the Company’s current directors’ and officers’ liability insurance on terms no less favorable than such current insurance. Parent’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 250% of the annual premium paid by the Company for its policies as of the effective time of the merger. If Parent does not purchase such a “tail policy” by the 15th business day prior to the closing, the Company may obtain such insurance prior to the effective time of the merger (subject to the 250% cap).

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on gain from a sale or exchange of common stock.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding Company common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to holders who hold shares of Company common stock as capital assets, and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of holders who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the receipt of cash in connection with the cancellation of shares of restricted stock units, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Company common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 15% under current law. There are limitations on the deductibility of capital losses. The gain or loss will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, an Internal Revenue Service Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

Any gain resulting from the exchange of shares of Company common stock for cash in the merger will generally not be subject to U.S. federal income tax to non-U.S. holders unless:

•

the gain is effectively connected with the conduct of a trade or business (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by the non-U.S. holder, in which case such gain will be subject to U.S. federal income tax at regular graduated rates and, if the non-U.S. holder is classified as a corporation for U.S. federal income tax purposes, may also be subject to a U.S. branch profits tax on effectively connected earnings and profits at a rate of 30% (or such lower rate as may be provided for by an applicable income tax treaty);

•

in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which the gain is realized and certain other conditions are met, in which case the individual non-U.S. holder will be subject to U.S. federal income tax on such gain at a rate of 30% (or such lower rate as may be provided for by an applicable income tax treaty); or

•

the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and such non-U.S. holder directly or indirectly held more than 5% of the Company’s common stock at any time during the five-year period ending on the date of the merger, in which case such non-U.S. holder will be subject to U.S. federal income tax on such gain at regular graduated rates. The Company believes that at all times during the five year period ending on the date of the merger it has not, and will not, constitute a United States real property holding corporation. However, there can be no assurances in this regard and any non-U.S. holder that may be, or may have been, a 5% holder of our common stock should consult its tax advisors as to the possible application of these rules to the Company.

Backup Withholding and Information Reporting

The payment to a non-U.S. holder of the proceeds of a disposition of a share of our common stock by or through the U.S. office of a broker generally will not be subject to information reporting or backup withholding if the non-U.S. holder either certifies, under penalties of perjury, on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a share of our common stock by or through the foreign office of a foreign broker (as defined in applicable Treasury regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a share of our common stock by or through a foreign office of a U.S. broker or of a foreign broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a non-U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated and all other specified required approvals have been obtained or any applicable waiting period thereunder has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed an initial notification and report form on November 23, 2010, and each requested early termination of the waiting period. Parent withdrew its filing and filed a new notification and report form on December 20, 2010, which commenced a new waiting period under the HSR Act.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The merger agreement provides that the merger is also subject to approval by governmental authorities in other jurisdictions under the antitrust/competition laws of those jurisdictions. Under the merger agreement the parties’ obligations to complete the merger are conditioned on the receipt or making, as the case may be, of all antitrust/competition law approvals or filings required by the laws of Australia, Canada, China, India, South Africa, Germany (if not referred to the European Commission) and the European Commission (if referred from a European Union member state).

There can be no assurance that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

Between November 16, 2010 and November 19, 2010, five putative class actions – four in Wisconsin Circuit Court and one in Delaware Chancery Court – were filed concerning the proposed merger.

On November 16, 2010, a lawsuit was filed against the Company and each of its directors, Parent, and Merger Sub. The case is captioned Evelyn Greenberg, et al. v. Bucyrus International, Inc., et al., Wisconsin Circuit Court, Milwaukee County, Case No. 10CV19342. The lawsuit was filed by a person claiming she is a stockholder of the Company and purporting to act on behalf of herself and a class of other similarly situated stockholders. Two other putative class actions were filed on the same date against the same defendants in the same court in Wisconsin; another putative class action was also filed in the same court on November 19, 2010. These cases have been removed to the United States District Court for the Eastern District of Wisconsin and are captioned Evelyn Greenberg, et al. v. Bucyrus International, Inc., et al., Case No. 10-CV-1103-CNC; Daniel Himmel, et al. v. Bucyrus International, Inc., et al., Case No. 10-CV-1104-CNC; Thomas Turberg, et al. v. Bucyrus International, Inc., et al., Case No. 10-CV-1105-CNC; and City of Sterling Heights Police & Fire Retirement System, et al. v. Bucyrus International, Inc., et al., Case No. 10-CV-1106-CNC. In addition, on November 17, 2010, a putative class action was filed in Delaware Chancery Court, captioned Margaret C. Richardson, et al. v. Bucyrus International, Inc., et al., Case No. 5998, against the Company and each of its directors and Parent.

In each of the actions, the plaintiffs allege that, by approving the merger agreement, the Company’s directors allegedly violated a fiduciary duty owed to the Company’s stockholders because the price to be paid pursuant to the merger agreement is allegedly inadequate and the process through which it was obtained was allegedly unfair. The plaintiffs further allege that Parent aided and abetted such alleged violations. Plaintiffs allege that the class has and will be damaged by these breaches of duty, and that the class is entitled to an injunction preventing the consummation of the merger, monetary damages and attorneys’ fees.

On December 14, 2010, the plaintiffs in the Greenberg and Turberg actions amended their complaints, restating their claims of breach of fiduciary duty and aiding and abetting a breach of fiduciary duty. They also added claims that Bucyrus and the individual defendants violated Sections 14(a) and 14(e) of the Securities Exchange Act by allegedly issuing a misleading proxy statement, and that the individual defendants had “controlling person” liability under Section 20(a) of the Securities Exchange Act with respect to the proxy statement. On December 20, 2010 the plaintiffs in the City of Sterling Heights action amended their complaint, adding claims that the individual defendants and Parent violated Sections 14(a) and 20(a) of the Securities Exchange Act.

The Company and its directors, Parent and Merger Sub believe the actions are without merit and intend to defend them vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the full text of the merger agreement carefully as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section of this proxy statement entitled “Where You Can Find More Information” beginning on page 76.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the letter that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into the Company, upon the terms, and subject to the conditions set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected and qualified or until their earlier resignation or removal. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation, until their successors have been duly elected and qualified or until their earlier resignation or removal.

The certificate of incorporation of the Company will be amended at or as promptly as practicable following the effective time of the merger and as amended will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with its terms or applicable law. The by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until further amended in accordance with their respective terms or by applicable law.

Closing and Effective Time of the Merger

Unless the parties otherwise agree in writing, the closing of the merger will take place no later than the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement – Conditions to the Completion of the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions).

Assuming timely satisfaction of all closing conditions, we anticipate that the merger will be completed by the middle of 2011. The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Treatment of Common Stock, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $92.00 in cash, without interest and less any applicable withholding taxes.

Restricted Stock

Immediately prior to the effective time of the merger, each outstanding share of Company restricted stock will vest and become free of restrictions and upon the effective time of the merger, will be converted into the right to receive the per share merger consideration of $92.00 in cash, without interest and less any applicable withholding taxes.

Restricted Stock Units

At the effective time of the merger, each outstanding Company restricted stock unit, vested or unvested, will be cancelled and will entitle the holder to receive, immediately following the effective time (or, if such Company restricted stock unit is subject to Section 409A of the Internal Revenue Code, at such later date provided by the terms of the Company restricted stock unit), a cash payment equal to the product of (i) the number of shares of Company common stock subject to the Company restricted stock unit and (ii) $92.00, without interest and less any applicable withholding taxes.

Stock Appreciation Rights

At the effective time of the merger, each outstanding Company stock appreciation right, vested or unvested, shall be cancelled and will entitle the holder to receive, as soon as reasonably practicable after the effective time of the merger (but in no event more than 30 days following the effective time of the merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such Company stock appreciation right and (ii) the amount, if any, by which $92.00 exceeds the exercise price per share of such stock appreciation right, without interest and less any applicable withholding taxes.

Exchange and Payment Procedures

From time to time after the effective time of the merger, Parent will make available, or will cause to be made available to the paying agent a cash amount in immediately available funds sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock, and thereafter will make available or cause to be made available to the paying agent any additional amounts necessary to make payments to such stockholders who withdraw or otherwise lose their demand for appraisal rights pursuant to the DGCL.

As soon as reasonably practicable after the effective time of the merger, each record holder of shares of Company common stock will be sent a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate or certificates. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the close of business on the day the effective time of the merger occurs, there will be no transfers on the surviving corporation’s stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the close of business on the day the effective time of the merger occurs, a certificate is presented to the surviving corporation or the paying agent for transfer, such certificate will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Company common stock for one year after the effective time of the merger will be delivered to the surviving corporation. Record holders of Company common stock (other than the excluded shares) who have not complied with the above-described exchange and payment procedures will thereafter only look to Parent and the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a stock certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by the surviving corporation, post a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against it, the paying agent or the surviving corporation with respect to such stock certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the letter delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification, and corporate power with respect to us and our subsidiaries;

•	our subsidiaries;

•	our capitalization;

•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;

•	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;

•	our authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

•	the required stockholder action to adopt the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	our SEC filings since January 1, 2009 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	our internal controls over financial reporting and our disclosure controls and procedures;

•	the absence of certain changes or events since September 30, 2010, including the absence of a Company material adverse effect;

•	litigation and government orders;

•	material contracts;

•	compliance with laws and permits;

•	employee benefit plans;

•	absence of certain employment and labor matters;

•	environmental matters;

•	tax matters;

•	real property;

•	intellectual property;

•	insurance policies;

•	compliance with the Foreign Corrupt Practices Act and other laws concerning corrupt payments;

•	state anti-takeover statutes;

•	the rights agreement between the Company and LaSalle Bank National Association;

•	the stockholder vote required to adopt the merger agreement;

•	the absence of any undisclosed brokers’ and finders’ fees; and

•	opinions of our financial advisors.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company material adverse effect,” which means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by the

Company of the merger or the other transactions contemplated by the merger agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from:

•	changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally;

•

changes in the businesses and industries in which the Company and its subsidiaries operate, to the extent such changes do not affect the Company and its subsidiaries, taken as a whole in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries;

•	the announcement of the merger agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships);

•	changes in law or accounting principles generally accepted in the United States of America, or any interpretation thereof;

•

any failure to meet financial projections, forecasts, estimates or budgets, provided that this exception does not exclude the underlying cause of such failure from being taken into account in determining whether a “Company material adverse effect” occurred;

•	any action or forbearance from taking an action, required by the merger agreement or to which Parent otherwise consents in writing, or which Parent requests;

•

any change in prices or trading volume of the Company common stock, provided that this exception does not exclude the underlying cause of such change from being taken into account in determining whether a “Company material adverse effect” occurred; or

•	acts of terrorism not directed at the Company or any of its subsidiaries or war (whether or not declared) or natural disasters occurring after the date of the merger agreement.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, good standing and qualification, and corporate power;

•	their authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	the interim operations of Merger Sub;

•	litigation and government orders;

•	compliance with laws and permits; and

•	the sufficiency of funds to pay the aggregate per share merger consideration and all other obligations under the merger agreement.

Many of the representations and warranties made by Parent and Merger Sub are qualified by exceptions relating to the absence of a Parent material adverse effect which is similar to the Company material adverse effect qualifier.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions set forth in the merger agreement and the matters contained in the letter delivered by the Company in connection therewith, between the date of the merger agreement and the effective time of the merger, unless Parent gives its prior written approval (which cannot be unreasonably withheld or delayed), we and our subsidiaries will:

•	conduct our businesses in all material respects in the ordinary course consistent with past practice; and

•

use commercially reasonable efforts to preserve our material assets and technology, preserve existing relationships with material customers, suppliers, distributors and other business associates, maintain our material franchises, rights and permits and comply with the maintenance and repair contract processes.

Subject to certain exceptions set forth in the merger agreement and the matters contained in the letter delivered by the Company in connection therewith, we will not, and we will not permit our subsidiaries to, take any of the following actions without Parent’s prior written approval (which cannot be unreasonably withheld or delayed):

•

declare, set aside or pay any dividends on or make any distribution with respect to our outstanding shares of capital stock or other equity or voting interests, except for ordinary quarterly dividends of not more than $0.025 per share or dividends paid by wholly owned subsidiaries to us;

•

split, combine or reclassify any of our capital stock or other equity or voting interest or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•

purchase, redeem or otherwise acquire any shares of our capital stock or other equity or voting interest or any rights, warrants or options to acquire any such shares or other equity or voting interest (other than pursuant to the terms of the Company stock option plans);

•

knowingly take any action to amend, modify or change any material term of any indebtedness that would knowingly materially impair the ability of Parent to refinance such indebtedness after the effective time of the merger;

•

issue, deliver or sell any shares of our capital stock or other ownership interest in the Company or any of our subsidiaries, or any securities convertible into or exchangeable for any such shares or equity or voting interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, equity or voting interests or convertible or exchangeable securities, other than the issuance of shares by the wholly-owned subsidiary to us or to another wholly-owned subsidiary and except for February 2011 grants of restricted shares and stock appreciation rights that are consistent with past practice and in amounts previously agreed to by Parent;

•	amend our certificate of incorporation or by-laws or similar organizational documents or those of our subsidiaries;

•	acquire any assets, business or person out of the ordinary course of business with a value or purchase price greater than $10,000,000;

•	sell or transfer any material assets, except in the ordinary course of business consistent with past practice with a fair market value no greater than $10,000,000 in the aggregate;

•

except as required to ensure that existing employee benefit plans or agreements in effect prior to the execution of the merger agreement comply with their terms and applicable Law or as otherwise required by the merger agreement:

•	adopt, establish, enter into, amend or modify any benefit plan or agreement;

•

except for increases in compensation in the ordinary course of business and consistent with past practice, increase the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any current or former employee or independent contractor, other than certain retention bonuses, in an aggregate amount previously agreed to by Parent (see “The Merger Agreement – Employee Benefit Matters” on page 62 for a more detailed description of these retention arrangements);

•

grant or amend any award under any benefit plan, except for certain retention bonuses, in an aggregate amount previously agreed to by Parent and ordinary course February 2011 grants of restricted shares and stock appreciation rights, consistent with past practice and in amounts previously agreed to by Parent, or remove or modify existing restrictions in any benefit plan or agreement or awards made thereunder;

•

except in the ordinary course of business consistent with past practice and in accordance with the terms of benefit plans and agreements in effect prior to the executive of the merger agreement, increase the severance or termination compensation or benefits of, or grant or pay any severance or termination compensation to, any current or former employees;

•	enter into any trust, annuity or insurance contract or similar arrangement or take any other action to secure payment of material compensation or benefits under any benefit plan or agreement;

•	take any action to accelerate the payment or vesting of any rights, compensation, benefits or funding under any employee benefit plan or agreement or otherwise; or

•	enter into any collective bargaining agreement or other labor union agreement applicable to the employees of the Company or its subsidiaries.

•

write down any material assets or make any change in any financial or tax accounting principle or practice, except as required by generally accepted accounting principles in the United States or applicable law;

•	incur any indebtedness in an aggregate amount of more than $10,000,000, except for:

•	indebtedness incurred pursuant to trade debt and trade letters of credit in the ordinary course of business consistent with past practice; and

•	indebtedness incurred from drawing on existing revolving credit lines;

•	incur or commit to incur any capital expenditures in excess of specified amounts set forth in the letter from the Company to Parent;

•

other than customer, dealer or vendor financing in the ordinary course of business consistent with past practice or in an aggregate amount up to $10,000,000, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a subsidiary of the Company to, or in the Company or any of our subsidiaries;

•	other than in the ordinary course of business consistent with past practice, amend any material contract or waive any right to enforce or assign such contracts;

•	other than contracts with customers for the sales of products or services, enter into any material contract;

•	other than in the ordinary course of business consistent with past practice, enter into any material lease or sublease of real property or acquire real property to use in manufacture or production;

•	enter into any contract that would result in a material penalty to the Company or its subsidiaries upon consummation of the merger;

•

settle any action before, or threatened to be brought before, a governmental entity for an amount to be paid by the Company or any of our subsidiaries in excess of $1 million, or which would impose a non-de minimis burden on the operation of the business of the Company or its subsidiaries, as a result of a non-monetary settlement, or which would admit any fault or liability with respect to the Company or its subsidiaries;

•

pay or settle any claims, including claims relating to the merger agreement, the merger and any other transactions contemplated by the merger agreement, in excess of $5 million, except in the ordinary course of business consistent with past practice;

•	take or knowingly fail to take any action that would result in the loss or reduction in value of the intellectual property of the Company and its subsidiaries; or

•	authorize or agree to take any of the foregoing actions.

In addition, we will not, and we will not permit our subsidiaries to, without Parent’s consent:

•	settle or compromise any material tax claim, proceeding or audit;

•	make or change any material tax election, except as required by law;

•	settle or compromise any material tax liability, except as required by law; or

•	file any material amended returns, except as required by law.

Restrictions on Solicitations of Other Offers

We have agreed that, prior to the consummation of the merger, neither we nor our subsidiaries nor any of our respective directors, officers or employees will, and we shall direct and use our reasonable best efforts to cause our representatives not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or take any action to knowingly facilitate any takeover proposal (as defined below) or any inquiry or the making any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any takeover proposal.

However, at any time from the date of the merger agreement and prior to the time our stockholders adopt the merger agreement, if the Company receives a bona fide written unsolicited takeover proposal from any person that did not result from a breach of the Company’s obligations under the preceding paragraph, and our board of directors determines in good faith that such alternative proposal constitutes or is reasonably likely to lead to a superior proposal, we may:

•

furnish non-public information to the person making the takeover proposal and its representatives (subject to receipt by us of an executed confidentiality agreement that contains provisions that are substantially similar to the confidentiality agreement, dated as of September 24, 2010, between the Company and Parent); provided, that all such material written information had been provided or is substantially concurrently provided to Parent; and

•	participate in discussions or negotiations with the person and its representatives regarding the takeover proposal.

We also have agreed in the merger agreement that our board of directors will not: (i) withdraw or modify (or publicly propose or resolve to do so) in a manner adverse to Parent or Merger Sub the Company recommendation, or declare advisable or recommend (or publicly propose or resolve to do so) a takeover proposal; or (ii) cause or permit the Company to enter into any alternative agreement relating to a takeover proposal.

However, at any time prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation in response to an intervening event or a superior proposal if it determines in good faith, after consultation with outside legal counsel and, in the case of a superior proposal, a nationally recognized financial advisor, that failure to do so could be inconsistent with its fiduciary obligations under applicable law. Prior to effecting a change of recommendation in connection with a superior proposal or intervening event:

•

we must notify Parent at least three business days in advance of our intention to effect a change of recommendation in response to (a) a superior proposal attaching the most current version of such agreement or (b) an intervening event attaching information which reasonably describes such intervening event in reasonable detail; and

•

after providing such notice and prior to taking any such action, we must negotiate with Parent in good faith during such three business day period (which three business day period shall be extended by one business day in the event that there is a binding amendment or modification to the superior proposal) to make revisions in the terms of the merger agreement as would permit our board of directors not to take any such action with respect to such a superior proposal or intervening event.

After such a change in recommendation, Parent will have the ability to require that we hold a meeting of our stockholders to vote on the adoption of the merger agreement. Parent will also, at such time, be able to terminate the merger agreement and receive the termination fee.

In addition, we are required to, as promptly as practicable (but in any event within 24 hours) notify Parent of any takeover proposals, including the material terms and conditions thereof and the identity of the person or group involved, promptly following a reasonable request from Parent (but in no event more than one time per week) reasonably update Parent regarding the progress of the negotiations and as promptly as practicable provide Parent with copies of all documents providing any material terms or conditions of the takeover proposal exchanged between the Company and its subsidiaries and the person or group.

In this proxy statement we refer to any inquiry, proposal or offer with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction involving (i) more than 15% of the total consolidated assets of the Company and its subsidiaries, taken as a whole or (ii) 15% or more of the outstanding shares of Company common stock or other equity or voting interest in any of the Company subsidiaries, which, in the aggregate, directly or indirectly hold at least 15% or more of the total consolidated assets, other than the transactions contemplated in the merger agreement, as a “takeover proposal”.

In this proxy statement we refer to any takeover proposal involving more than 50% of the total voting power of Company common stock or all or substantially all the assets of Company and its subsidiaries, taken as a whole that our board of directors has determined in its good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel and taking into account all legal, regulatory and financial aspects of the proposal, (i) would result in a transaction more favorable to our stockholders from a financial point of view, (ii) is not conditioned on obtaining financing and (iii) is reasonably capable of being completed as a “superior proposal”.

Stockholders Meeting

Subject to applicable law, we are required to convene a meeting of our stockholders as promptly as reasonably practicable after the date of the merger agreement to consider and vote upon the adoption of the merger agreement. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement – Restrictions on Solicitations of Other Offers”, our board of directors will recommend that our stockholders vote to adopt the merger agreement, include such recommendation in this proxy statement and, subject to applicable law, we will use our commercially reasonable efforts to solicit adoption of the merger agreement.

Parent, as sole stockholder of Merger Sub, has previously adopted the merger agreement.

Agreement to Obtain Regulatory Approvals

The Company and Parent will use our respective reasonable best efforts to take or cause to be taken all actions that are necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement promptly, including effecting the regulatory filings described under “The Merger – Regulatory Approvals and Notices” beginning on page 50.

The Company and Parent have agreed, subject to certain exceptions, to:

•	use reasonable best efforts to satisfy the conditions to closing;

•

use reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings;

•

use reasonable best efforts to take all reasonable steps to provide any supplemental information requested by any governmental entity, including participating in meetings with officials of such entity in the course of its review;

•	use reasonable best efforts to take all reasonable steps to avoid any suit, claim or investigation by any governmental entity or third party;

•	use reasonable best efforts to obtain all necessary consents, approvals and waivers from third parties;

•	use reasonable best efforts to file by November 23, 2010 our respective notifications and required forms under the HSR Act;

•	use reasonable best efforts to cooperate with one another to determine the required regulatory filings and promptly make such filings;

•

consult with the other party before agreeing to participate in a meeting with any governmental entity relating to any filings or investigations concerning the merger agreement and invite the other party to attend such meetings;

•

promptly furnish the other party with drafts of any submission to a governmental entity and provide any necessary support and reasonable assistance as may be requested in connection with the preparation of necessary filings (subject to appropriate confidentiality agreements);

•	deliver to the other party’s outside counsel complete copies of all documents provided to any governmental entity as part of any filing; and

•	promptly use best efforts to avoid the entry of any permanent, preliminary or temporary injunction or order that would be reasonably likely to delay or prohibit consummation of the merger.

Parent has agreed to sell, lease, license, dispose of or hold separate any assets, rights, product lines, licenses or other categories of assets or businesses if such action would be reasonably necessary to avoid any permanent, preliminary or temporary injunction or order that would be reasonably likely to delay or prohibit consummation of the merger. Parent has the right, but not the obligation, to oppose through litigation or otherwise, any request, attempt or demand by a governmental antitrust entity for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company. Parent has also agreed to use its best efforts to defend any litigation by a governmental antitrust entity and resist any temporary, preliminary or permanent injunction or order that would delay or prohibit consummation of the merger and to proffer its willingness to agree and to agree by a date sufficiently prior to the termination date in the merger agreement to enable the closing condition related to regulatory approval to be obtained, to make dispositions or take other actions reasonably necessary to avoid such permanent, preliminary or temporary injunction or order and to proffer its willingness to agree and to agree by a date sufficiently prior to the termination date in the merger agreement to enable the closing condition related to regulatory approval to be obtained, to make dispositions or take other actions reasonably necessary to avoid such permanent, preliminary or temporary injunction or order.

Financing

The obligations of Parent under the merger agreement are not subject to a condition regarding Parent’s obtaining of funds to consummate the merger and the other transactions contemplated by the merger agreement. Parent has represented in the merger agreement that it will have available to it all funds necessary to satisfy its obligations under the merger agreement and in connection with the merger. We agreed to provide reasonable cooperation as requested by Parent in connection with the arrangement of any debt or equity financing transaction by Parent in connection with the merger.

Employee Benefit Matters

General

Parent agreed that it will and will cause its subsidiaries, the surviving corporation or the surviving corporation’s subsidiaries, as applicable, to honor the terms of the Company’s benefit plans and agreements in effect immediately prior to the effective time of the merger. Additionally, Parent agreed that after the effective time of the merger, it will, and will cause its affiliates to:

•

during the period commencing on the effective time of the merger and ending on the first anniversary thereof, provide employees of the Company and its subsidiaries who are employed by the Company and its subsidiaries at the effective time of the merger with (i) base salary, incentive compensation opportunities and employee benefits which are substantially comparable in the aggregate to those provided to such employees by the Company and its subsidiaries immediately prior to the effective time of the merger and (ii) severance benefits which, taking into account all service with the Company, Parent or any of its affiliates, are no less favorable than those provided by the severance benefit plan or agreement maintained for such employee by the Company immediately prior to the effective time of the merger;

•

cause any employee benefit plans in which employees of the Company and its subsidiaries are entitled to participate after the effective time of the merger to credit for purposes of eligibility, vesting, and solely for the purposes of vacation and severance benefits, benefit accrual (but not for any other purpose such as benefit accrual under an employee pension benefit plan or for accruals or eligibility for retiree medical benefits), service by employees of the Company and its subsidiaries, to the same extent such service was credited under a corresponding employee plan or agreement of the Company;

•

waive any pre-existing condition limitations, waiting period limitations or evidence of insurability requirements that would otherwise be applicable to employees of the Company and its subsidiaries (and their eligible dependents) after the effective time of the merger (to the extent such similar pre-existing condition limitation, waiting period or evidence of insurability requirement had been satisfied under a corresponding Company benefit plan prior to the effective time of the merger); and

•

honor any deductible, co-payment and out-of-pocket maximums incurred by employees of the Company and its subsidiaries (and their eligible dependents) during the portion of the calendar year prior to the effective time of the merger in satisfying any deductibles, copayments or out-of-pocket maximums under health plans of the Parent or its subsidiaries in which such employees (and their eligible dependents) are eligible to participate after the effective time of the merger.

The foregoing provisions will generally not apply with respect to employees whose terms and conditions of employment are subject to a collective bargaining agreement or agreement with works council or similar organization or to any employees outside the United States whose terms and conditions of employment (including severance entitlements) are governed by applicable law.

Other

In connection with the negotiation of the merger agreement, the Company and Parent reached agreement as to the parameters of a certain incremental incentive program to be implemented by the Company between the date of the merger agreement and closing.

The Company intends to implement a supplemental retention and severance program for up to 20 individuals. In connection with the program, the Company intends to make grants either in equity or cash to those individuals in amounts having an aggregate intrinsic value on the date of grant of up to $35 million, which may be paid out on milestones that will be determined by the Company’s compensation committee in consultation with Parent. The Company does not expect to make any grants to its current and former executive officers.

The Company also intends to establish a retention bonus pool in the aggregate amount of $15 million. Approximately 250 employees (consisting primarily of key sales employees and managers) will be eligible to receive retention bonuses, which will be paid 12 months after the closing of the merger. The Company does not intend to make any grants to its current and former executive officers from the retention pool.

Conditions to the Completion of the Merger

The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

•	the merger agreement must have been adopted by the holders of a majority of the outstanding shares of our common stock;

•	any applicable waiting period under the HSR Act must have expired or been earlier terminated;

•

all other competition, merger control and antitrust approvals or filings required by the laws of Australia, Canada, China, India, South Africa, Germany (if not referred to the European Commission) and the European Commission (if referred from a European Union member state) must have been obtained or terminated or made; and

•

no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

In addition, the obligations of the Company to effect the merger are further subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

•

the representations and warranties made by Parent and Merger Sub regarding corporate authority and litigation and government orders must be true and correct in all material respects as of the date of the merger agreement and the date of the closing of the merger with the same effect as though made as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such date);

•

each of the representations and warranties made by Parent and Merger Sub contained in the merger agreement other than those listed in the immediately preceding bullet must be true and correct (without regard to any materiality qualifications set forth in any such representation or warranty) as of the date of the merger agreement and the date of the closing of the merger with the same effect as though made as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such date), except that this condition shall be deemed to have been satisfied unless any failure of such representations and warranties of Parent and Merger Sub to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Parent material adverse effect;

•	Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and

•

Parent delivering a certificate, dated the closing date of the merger and signed by an authorized signatory of Parent, certifying that all the conditions with respect to the representations and warranties and obligations of Parent and Merger Sub in the merger agreement have been satisfied.

In addition, Parent’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the closing date of the merger:

•

the representations and warranties made by the Company regarding the Company’s capitalization and the Company’s corporate authority relative to the merger agreement must be true and correct in all material respects as of the date of the merger agreement and the date of the closing of the merger with the same effect as though made as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such date);

•

each of the representations and warranties made by the Company contained in the merger agreement other than those listed in the immediately preceding bullet must be true and correct (without regard to any materiality qualifications set forth in any such representation or warranty, with limited exceptions set forth in the merger agreement) as of the date of the merger agreement and the date of the closing of the merger with the same effect as though made as of such date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such date), except that this condition shall be deemed to have been satisfied unless any failure of such representations and warranties of the Company to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Company material adverse effect;

•	the Company must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

•

the Company delivering a certificate, dated the closing date of the merger and signed by the chief executive officer and the chief financial officer of the Company, certifying that all the conditions with respect to the representations and warranties and obligations of the Company in the merger agreement have been satisfied;

•

the absence of any pending claim, suit, action or proceeding brought by any governmental entity seeking to restrain or prohibit the consummation of the merger, which if successful would be reasonably likely to have a Company material adverse effect; and

•

since the date of the merger agreement, there not having occurred and be continuing as of or otherwise arisen before the effective time of the merger any Company material adverse effect; the determination of such Company material adverse effect shall not take into account any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the letter delivered by the Company to Parent in connection with the merger agreement (except as otherwise provided in such letter) or from the description of the factual matters set forth in any documents filed or furnished by the Company with the SEC since January 1, 2009 and prior to the date of the merger agreement (excluding for this purpose disclosures in such documents filed or furnished with the SEC that are in the “Risk Factors” sections of such documents or are cautionary, predictive or forward-looking in nature).

Although the parties have the right to waive conditions to the merger (to the extent permissible under applicable law), we are not currently aware of any circumstance in which Parent, Merger Sub or we would waive any of the closing conditions described above. The ability of Parent and Merger Sub to obtain financing to consummate the merger is not a closing condition.

Termination

The Company, Parent and Merger Sub may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

by either Parent or the Company, if:

•

the merger has not been consummated by the termination date (but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur and such action or failure to act constitutes a breach of the merger agreement);

•	our stockholders meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting; or

•

a temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger is in effect and has become final and non-appealable.

by the Company, if:

•

there has been a breach of a representation or warranty made by Parent or a failure by Parent to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and such breach or failure to perform is incapable of being cured by Parent or Merger Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Merger Sub by such date, Parent or Merger Sub, as the case may be, does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter;

by Parent, if:

•

our board of directors withdraws or modifies in a manner adverse to Parent or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation of the merger agreement or the merger, or recommends, declares advisable or proposes to recommend or declare advisable, the approval or adoption of any takeover proposal; or

•

there has been a breach of a representation or warranty made by the Company or a failure by the Company to perform any of its covenants or agreements in the merger agreement, which breach or failure to perform would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by it with its obligations under the merger agreement, and such breach or failure to perform is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within ten business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter.

Termination Fee

The Company will be obligated to pay Parent a termination fee equal to $200 million if:

•

Parent terminates the merger agreement because our board of directors withdraws or modifies in a manner adverse to Parent or Merger Sub, or proposes publicly to withdraw or modify in a manner adverse to Parent or Merger Sub, the recommendation of the merger agreement or the merger, or recommends, declares advisable or proposes to recommend or declare advisable, the approval or adoption of any takeover proposal; or

•

a takeover proposal is made to the Company or publicly announced to its stockholders or otherwise becomes known to the Company or its stockholders or a person publicly announces an intention to make a takeover proposal; and thereafter:

•

either Parent or the Company terminates the merger agreement because the merger shall not have been consummated by the termination date and at such time the Company’s conditions to closing with respect to the accuracy of the representations and warranties of Parent and Merger Sub and compliance by Parent and Merger Sub of their obligations under the merger agreement would be satisfied and prior to the date that is three months after such termination the Company or any of its subsidiaries enters into an agreement providing for or consummates a takeover proposal with the person who made the takeover proposal prior to such termination, which takeover proposal involves a majority of the outstanding Company common stock or a majority of the assets of the Company and its subsidiaries and provides a value per share of Company common stock equal to at least $96.60; or

•

either Parent or the Company terminates the merger agreement because the meeting of the Company’s stockholders has been held and the merger agreement shall not have been adopted and prior to the date that is twelve months after such termination, the Company or any of its subsidiaries enters into any agreement providing for or consummates any takeover proposal that involves a majority of the outstanding Company common stock or a majority of the assets of the Company and its subsidiaries.

Expenses

Except for the termination fee described above, all fees and expenses incurred in connection with the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expense, whether or not the merger is consummated.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that:

•

Parent, Merger Sub and the surviving corporation will indemnify, defend and hold harmless the current and former directors and officers of the Company or its subsidiaries for acts or omissions occurring at or prior to the effective time of the merger to the full extent existing as of the date of the merger agreement in favor of such persons as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents); and

•

all indemnification or other agreements of the Company and its subsidiaries will be assumed by the surviving corporation at the time of the merger, Parent will cause the surviving corporation to comply with and honor the obligations under each such agreement, and Parent will cause any successor or assign of the surviving corporation to assume these obligations.

Prior to the closing of the merger, Parent will purchase a “tail policy” with a claims period of six years after the consummation of the merger to cover claims arising from facts or events that occurred on or before the consummation of the merger for those individuals who are covered by the Company’s current directors’ and officers’ liability insurance on terms no less favorable than such current insurance. Parent’s and the surviving corporation’s obligation to provide this insurance coverage is subject to a cap of 250% of the annual premium paid by the Company for its policies as of the effective time of the merger. If Parent does not purchase such a “tail policy” by the 15th business day prior to the closing, the Company may obtain such insurance prior to the effective time of the merger (subject to the 250% cap).

Other Covenants

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

•	coordination of press releases and other public announcements or filings relating to the merger;

•	the relocation of the headquarters for Parent’s global mining operations to the Milwaukee, Wisconsin area; and

•	the marketing of draglines and electric rope shovels of Parent and its subsidiaries under a brand that includes the Bucyrus name for at least three years.

Amendment

At any time prior to the consummation of the merger, the merger agreement may be amended by written agreement of Parent, Merger Sub and us, except that after our stockholders have adopted the merger agreement, there shall be no amendment that by law would require further approval by our stockholders without such approval having been obtained.

Third-Party Beneficiaries

The merger agreement expressly disclaims any third-party beneficiary rights, except the right of the indemnified parties to enforce the relevant provisions of the merger agreement with respect to indemnification and insurance.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NASDAQ Global Select Stock Market under the symbol “BUCY”. The table below shows, for the periods indicated, the high and low prices for Company common stock.

	Common Stock Price		Dividends
	High	Low
Fiscal Year Ended December 31, 2008
First Quarter ended March 31	$57.00	$33.66	$.025
Second Quarter ended June 30	$79.50	$49.33	$.025
Third Quarter ended September 30	$75.99	$36.53	$.025
Fourth Quarter ended December 31	$44.50	$13.66	$.025

Fiscal Year Ended December 31, 2009
First Quarter ended March 31	$23.46	$10.62	$.025
Second Quarter ended June 30	$34.34	$14.44	$.025
Third Quarter ended September 30	$37.70	$23.62	$.025
Fourth Quarter ended December 31	$59.95	$31.78	$.025

Fiscal Year Ending December 31, 2010
First Quarter ended March 31	$71.30	$47.81	$.025
Second Quarter ended June 30	$74.16	$45.04	$.025
Third Quarter ended September 30	$72.50	$46.12	$.025
Fourth Quarter ending December 31 (through December 20)	$89.80	$66.31

We effected a two-for-one split of Company common stock on May 27, 2008. Our stock began trading on a split-adjusted basis on May 28, 2008. The above per share data has been adjusted to reflect such stock split.

The closing price of Company common stock on NASDAQ on November 12, 2010, the last trading day prior to the public announcement of the merger agreement, was $69.62 per share. On December 20, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on NASDAQ was $89.49 per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Company common stock beneficially owned as of December 8, 2010 by: (i) each director of the Company; (ii) our named executive officers, consisting of Messrs. Sullivan, Mackus, Tate, de Leon and Bosbous; (iii) all of our current directors and executive officers as a group; and (iv) each person or entity the Company knows beneficially owns more than 5% of the outstanding shares of Company common stock, based on information contained in filings with the SEC through the date of this proxy statement:

	Number of Shares Beneficially Owned (a)	Percent of Class (a)
Directors**
Michelle L. Collins	2,353	*
Paul W. Jones	9,040	*
Deepak T. Kapur	2,213	*
Gene E. Little	11,654	*
Robert K. Ortberg	5,709	*
Robert L. Purdum	28,174	*
Theodore C. Rogers	35,746	*
Robert C. Scharp	9,407	*
Named Executive Officers**
Timothy W. Sullivan***	636,319	*
Craig R. Mackus	175,727	*
William S. Tate	116,848	*
Luis de Leon	106,091	*
John F. Bosbous	50,436	*
All current directors and executive officers as a group (13 persons)	1,189,717	1.5%

Terex Corporation (b)
200 Nyala Farm Road, Westport, CT 06880	5,809,731	7.2%
BlackRock, Inc. (c)
55 East 52nd St., New York, NY 10055	4,304,454	5.3%

*	Percentage ownership of less than one percent.

**	The address of all our directors and named executive officers is the Company’s headquarters at 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172.

***	Mr. Sullivan is also a director of the Company.

(a)

The share ownership information presented above includes (i) all shares of Company common stock that are owned or deferred; (ii) all shares of restricted stock, whether or not fully vested and (iii) all shares of Company common stock issuable upon exercise of vested stock appreciation rights calculated using the December 3, 2010 closing price of Company common stock ($89.25 per share) for vested stock appreciation rights and the $92.00 per share merger consideration for unvested stock appreciation rights. Except as otherwise indicated, each person and entity has the sole voting and investment power with respect to the shares set forth in the table. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(b)

Based on information contained in a Schedule 13G filed with the SEC on February 26, 2010. The Schedule 13G states that Terex Corporation has the sole power to vote or direct the vote of 5,809,731 of these shares, the shared power to vote or direct the vote of none of these shares and the sole power to dispose or direct the disposition of 5,809,731 of these shares, subject to the voting arrangement with the Company more fully described under the caption “The Special Meeting – Vote Required” beginning on page 21.

(c)

Based on information contained in a Schedule 13G filed with the SEC on January 29, 2010, adjusted to reflect the issuance of 5,809,731 shares of Company common stock to Terex Corporation on February 19, 2010. The Schedule 13G states that BlackRock, Inc. has the sole power to vote or direct the vote of 4,304,454 of these shares, the shared power to vote or direct the vote of none of these shares and the sole power to dispose or to direct the disposition of 4,304,454 of these shares.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $92.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Bucyrus International, Inc., Attention: General Counsel, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $92.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, we expect that our common stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2011 annual meeting of stockholders next year. Under Rule 14a-8 promulgated under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and proxy, and for consideration at the next annual meeting of its stockholders, by submitting their proposals to the Company in a timely manner. To be so included for the next annual meeting, stockholder proposals must have been received by the Company no later than November 25, 2010, and must have otherwise complied with the requirements of Rule 14a-8. Under SEC rules relating to the discretionary voting of proxies at stockholders meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 8, 2011 in the case of our 2011 annual meeting of stockholders. Our by-laws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our board of directors; (ii) the nomination, other than by or at the direction of our board of directors, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our by-laws, written notice of stockholder proposals for our 2011 annual meeting which are not intended to be considered for inclusion in next year’s annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Secretary, no later than January 22, 2011 and no earlier than December 21, 2010, and must contain the information specified in our by-laws. Any stockholder who wishes to take such action should obtain a copy of our by-laws and may do so by written request addressed to our Secretary at our principal executive offices.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of such document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Bucyrus International, Inc., Post Office Box 500, 1100 Milwaukee Avenue, South Milwaukee, Wisconsin 53172-0500, via email at ir@bucyrus.com, or via telephone at 414-768-4870.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.bucyrus.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on March 1, 2010);

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2010 (filed with the SEC on November 9, 2010); and for the fiscal quarter ended June 30, 2010 (filed with the SEC on August 6, 2010); and for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 7, 2010);

•	Current Reports on Form 8-K filed with the SEC on November 17, 2010, November 15, 2010, April 23, 2010, April 21, 2010, March 1, 2010, February 22, 2010 and January 19, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting filed with the SEC on March 12, 2010.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request directed to our General Counsel, at the Company’s headquarters at Bucyrus International, Inc., 1100 Milwaukee

Avenue, South Milwaukee, Wisconsin 53172, by e-mail request sent to ir@bucyrus.com, or by telephonic request at 414-768-4870; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 21, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

among

CATERPILLAR INC.,

BADGER MERGER SUB, INC.

and

BUCYRUS INTERNATIONAL, INC.

dated as of November 14, 2010

A-i

A-ii

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Anti-Bribery Laws	3.01(q)(i)
Appraisal Shares	2.02
Bankruptcy and Equity Exception	3.01(d)
Benefit Agreements	3.01(l)(i)
Benefit Plans	3.01(l)(i)
Business Combination	4.02(a)
business day	1.02
CAA	3.01(k)(B)
Cancellation Value	5.04(a)(iii)
CERCLA	3.01(k)(B)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Company Material Adverse Effect	8.03(b)
Closing Date	1.02
Code	2.03(e)
Commonly Controlled Entity	3.01(l)(i)
Company	Preamble
Company Affiliated Group	3.01(m)(xi)(B)
Company Bylaws	3.01(a)
Company Certificate	3.01(a)
Company Common Stock	2.01
Company Employees	5.05(a)
Company Letter	3.01
Company MARC Processes	3.01(e)(v)
Company Material Adverse Effect	8.03(c)
Company Owned Properties	3.01(n)(i)
Company Preferred Stock	3.01(c)(i)
Company Real Properties	3.01(n)(i)
Company Real Property Leases	3.01(n)(i)
Company Restricted Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company RSUs	3.01(c)(i)
Company SARs	3.01(c)(i)
Company Significant Subsidiary	8.03(d)
Company Stock Plans	3.01(c)(i)
Contract	3.01(d)
Confidentiality Agreement	4.02(a)
CWA	3.01(k)(B)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(k)(A)
Environmental Law	3.01(k)(B)

A-iii

Term	Section
Environmental Permits	3.01(k)(iii)
ERISA	3.01(l)(i)
Equity Equivalents	3.01(c)(iii)
Exchange Act	3.01(d)
Exchange Fund	2.03(a)
Excluded Shares	2.01(c)
Filed SEC Documents	3.01
Financing	5.10
GAAP	3.01(e)(i)
Government Antitrust Entity	5.03(d)
Governmental Entity	3.01(d)
Hazardous Materials	3.01(k)(C)
HSR Act	3.01(d)
Incentive Plan	3.01(c)(i)
indebtedness	8.03(e)
Insurance Deadline	5.06(c)
Intellectual Property	3.01(o)(vi)
Intervening Event	4.02(b)
IRS	3.01(l)(ii)
Judgment	3.01(d)
knowledge	8.03(f)/8.03(g)
Law	3.01(d)
Legal Restraints	6.01(c)
Liens	3.01(b)
Maintenance and Repair Contracts	3.01(e)(v)
Material Contract	3.01(h)(ii)
Merger	Recitals
Merger Consideration	2.01(c)
Multiemployer Plan	3.01(l)(iii)
Non - U.S. Benefit Plans	3.01(l)(i)
Parent	Preamble
Parent Material Adverse Effect	8.03(h)
Paying Agent	2.03(a)
Pension Plan	3.01(l)(i)
Permitted Liens	8.03(i)
Permits	3.01(i)(A)
person	8.03(j)
Post-Signing Returns	4.01(b)
Proxy Statement	3.01(d)
RCRA	3.01(k)(B)
Release	3.01(k)(D)
Representative	5.02(c)
RSU Cancellation Value	5.04(a)(ii)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.02
Securities Act	3.01(e)(i)
SOX	3.01(e)(ii)
Specified Contracts	3.01(h)(ii)
Stockholder Approval	3.01(t)

A-iv

Term	Section
Stockholders Meeting	5.01(f)
Sub	Preamble
Subsidiary	8.03(k)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
Takeover Statute	3.01(r)
tax return	3.01(m)(xi)(D)
taxes	3.01(m)(xi)(A)
taxing authority	3.01(m)(xi)(C)
Termination Date	7.01(b)(i)
Termination Fee	5.07(b)
TSCA	3.01(k)(B)
Welfare Plan	3.01(l)(v)

A-v

AGREEMENT AND PLAN OF MERGER dated as of November 14, 2010 (this “Agreement”), by and among CATERPILLAR INC., a Delaware corporation (“Parent”), BADGER MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and BUCYRUS INTERNATIONAL, INC., a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of the Company, on the one hand, and the Boards of Directors of Parent and Sub, on the other hand, deem it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which Parent would acquire all of the outstanding share capital of the Company, as the Surviving Corporation in the Merger, and the Company would become a wholly owned subsidiary of Parent, and the Boards of Directors of the Company and Sub have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the stockholders of the Company or Sub, as the case may be; and

WHEREAS Parent and Sub, on the one hand, and the Company, on the other hand, desire to make certain representations, warranties, covenants and agreements to and with one another in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Central time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or (to the extent permitted by law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of Chicago, the City of New York or The City of Wilmington, Delaware.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at or as promptly as practicable following the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub, or any other direct or indirect wholly-owned Subsidiary of Parent, immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

(c) Conversion of Company Common Stock. Subject to the allocation and election procedures in Section 2.03, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and, except as provided in Section 2.02, the Appraisal Shares, together, the “Excluded Shares”), shall be converted into the right to receive $92.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

SECTION 2.02. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.03. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent in trust for the benefit of holders of shares of Company Common Stock immediately available funds sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) in exchange for outstanding shares of Company Common Stock.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall include an accompanying IRS Form W-9 (or substitute IRS Form W-9) and IRS Form W-8BEN, shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(e) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, but only such amounts, as required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(f) Termination of Exchange Fund. At any time following the one-year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto) that are held in the Exchange Fund and that have not been disbursed to holders of Certificates, and thereafter, such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any person in respect of any Merger Consideration that would have otherwise have been payable in respect of any Certificate which is delivered to a public official as required by applicable abandoned property, escheat or similar Laws.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis, provided that (i) no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Company Common Stock and (ii) such investments shall be in short-term obligations of or guaranteed by the

United States of America with maturities of no more than 30 days, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement. Any interest and other income resulting from such investments will be paid to Parent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the SEC Documents filed or furnished and publicly available prior to the date of this Agreement (the “Filed SEC Documents”) (other than disclosures in the “Risk Factors” sections of the Filed SEC Documents or any disclosures included in the Filed SEC Documents that are cautionary, predictive or forward–looking in nature; provided, that any matter set forth in the Filed SEC Documents shall be deemed to qualify any representation or warranty in this Section 3.01 to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent) or in the applicable section of the letter delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Letter”) (it being agreed that disclosure of any item in any section of the Company Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Certificate”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), and the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company Significant Subsidiaries, in each case as amended to the date of this Agreement.

(b) Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value 0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on November 3, 2010, (A) 81,012,931 shares of Company Common Stock (excluding treasury shares) were issued and outstanding (including 436,000 shares of restricted stock (the “Company Restricted Stock”)), (B) 217,200 shares of Company Common Stock were held by the Company as treasury shares, (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company as treasury shares, and (D) 3,232,910 shares of Company Common Stock were reserved for issuance in respect of future grants of awards pursuant to the Bucyrus International, Inc. Omnibus Incentive Plan 2007 (the “Incentive Plan”) and the Bucyrus International, Inc. 1998 Management Stock Option Plan (together with the Incentive Plan, the “Company Stock Plans”). As of November 3, 2010, there are stock appreciation rights (“Company SARs”) outstanding with respect to 2,230,754 shares of Company Common Stock and there are restricted stock units (“Company RSUs”) outstanding with respect to 47,312 shares of Company Common Stock. All outstanding Company SARs, Company Restricted Stock and Company RSUs have been granted under the Company Stock Plans. No shares of Company Common Stock are owned by any Subsidiary of the Company. As of the date of this Agreement, other than the Company SARs, Company Restricted Stock, Company RSUs and the Company Common Stock and Company Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of August 2, 2007 between the Company and LaSalle Bank National Association (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock or Company Preferred Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on November 3, 2010, no shares of capital stock of, or other equity or voting interests in, the Company, or securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock, Company Preferred Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. From the close of business on November 3, 2010 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company SARs or settlement of Company RSUs, in each case outstanding as of November 3, 2010, and only if and to the extent required by their respective terms as in effect on such date, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, or other rights that are linked to the value of Company Common Stock, Company Preferred Stock or the value of the Company or any part thereof.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.01(c), there are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) securities or other instruments or rights (including stock appreciation rights, phantom stock awards or other similar rights) issued by, or other obligations of, the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of any class of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (B) collectively, “Equity Equivalents”). Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Company SARs, Company RSUs, and Company Restricted Stock, (A) each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The NASDAQ Stock Market LLC and any other exchange on which Company securities are traded and (B) in the case of each Company SAR, the per share grant price of such Company SAR was not less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date. All outstanding Company SARs are evidenced by individual written stock appreciation rights agreements in each case substantially identical to one of the forms set forth in Section 3.01(c)(iii) of the Company Letter, copies of which forms have been made available to Parent. Except as set forth on Section 3.01(c)(iii) of the Company Letter, the Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(iv) All Company SARs, Company RSUs and Company Restricted Stock may, by their terms, be treated in accordance with Section 5.04(a). No holder of any Company SAR, Company RSU or Company Restricted Stock is entitled to any treatment of such Company SAR, Company RSU or Company Restricted Stock other than as provided with respect to such Company SAR, Company RSU or Company Restricted Stock in Section 5.04(a) and after the Closing no holder of any Company SAR, Company RSU or Company Restricted Stock (or former holder of any Company SAR, Company RSU or Company Restricted Stock) or any current or former participant in the Company Stock Plans or any other Benefit Plan or Benefit Agreement shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including phantom stock or stock appreciation rights).

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(f) and (iii) recommending that the Company’s stockholders adopt this Agreement, which resolutions remain in effect as of the date of this Agreement. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and performance by the Company of its obligations under this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or in the case of clauses (B) and (C) below, give rise to a right of, or result in, termination, cancelation or acceleration of any obligation under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license (each, including all amendments thereto, a “Contract”), not otherwise terminable by the other party thereto on 90 days’ or less notice or Permit, to or by which the Company or its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”), assuming receipt of the Stockholder Approval and the adoption of this Agreement by Parent, as the sole stockholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, or foreign investment control or similar law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The NASDAQ Stock Market LLC, (V) any filings, notification and reports under state securities, takeover and “blue sky” Laws, and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) SEC Documents. (i) Since January 1, 2009, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by the Exchange Act or Securities Act to be filed or furnished at or prior to the time so required (such reports, schedules, forms and statements, the “SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments). Except as set forth or disclosed in the financial statements (including the notes thereto) included in the Filed SEC Documents, the Company and its Subsidiaries have no liabilities or obligations (other than pursuant to Contracts entered into in the ordinary course of business) of any nature (whether accrued, absolute, contingent or otherwise), except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(v) The Company uses what it deems (in its good faith judgment) to be commercially reasonable processes and procedures for monitoring the financial performance of its “Maintenance and Repair Contracts” (as such term is understood in the industries in which the Company and its Subsidiaries operate) (collectively, the “Company MARC Processes”).

(vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Absence of Certain Changes or Events. (i) From September 30, 2010 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (w) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (x) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (y) any change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law or (z) any material tax election or change in any material tax election or any settlement or compromise or any material tax liability or filing of any material amended tax return.

(ii) From September 30, 2010 to the date of this Agreement, there has not been a Company Material Adverse Effect.

(g) Litigation. Except as set forth on Section 3.01(g) of the Company Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries other than any such action, suit, claim, hearing, arbitration, investigation or other proceeding that would not reasonably be likely to have a Company Material Adverse Effect. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(h) Contracts. (i) Section 3.01(h) of the Company Letter sets forth the following Contracts as of the date of this Agreement:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(B) each Contract to or by which the Company or any of its Subsidiaries is a party providing for exclusive arrangement regarding, or pursuant to which the Company or any of its Subsidiaries is restricted in any material way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any material way, the development, manufacture, marketing or distribution of their respective products or services, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the business as of the date hereof;

(C) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness, in each case having an aggregate principal amount in excess of $5,000,000;

(D) each Contract to or by which the Company or any of its Subsidiaries is a party or bound (other than Benefit Plans and Benefit Agreements) containing any provisions contemplating or relating in any way to a “change in control” or similar event with respect to the Company or one or more of its Subsidiaries, including provisions requiring consent or approval of, or notice to, any Governmental Entity or other person in the event of a change in control of the Company or one or more of its Subsidiaries, or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, except such contract for which any conflict, violation or breach would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect;

(E) each Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties, maintenance fees or other license fees to third parties in excess of $2,000,000 annually (excluding royalties or license fees for commercial “off-the-shelf” or shrink wrap software);

(F) each Contract pursuant to which (i) the Company or any of its Subsidiaries is licensed or otherwise permitted by a third-party to use any Intellectual Property (other than “shrink wrap” or “click through” licenses), and (ii) a third-party is licensed or otherwise permitted to use any Intellectual Property owned by the Company or its Subsidiaries, in each case of (i) and (ii) that are material to the business of the Company and its Subsidiaries taken as a whole;

(G) each Contract to or by which the Company or any of its Subsidiaries is a party or bound granting the other party to such Contract or a third party “most favored nation” pricing or terms that following the Effective Time, would apply to Parent or any of its Subsidiaries other than the Surviving Corporation or its Subsidiaries;

(H) each material Contract containing any “non-solicitation”, “no-hire” or similar provision that would restrict the Company or any of its Subsidiaries following the Effective Time, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate their businesses, taken as a whole, as of the date hereof;

(I) each Contract to or by which the Company or any of its Subsidiaries is a party or bound for any joint venture (whether in partnership, limited liability company or other organizational form) or alliance or similar arrangement that is material to the Company;

(J) each Contract to or by which the Company or any of its Subsidiaries is a party or bound entered into in the last two years in connection with the settlement or other resolution of any material suit, claim, action, investigation or proceeding under which the Company or any of its Subsidiaries currently has a payment or performance obligation that is not material other than any such settlement or resolution for an aggregate amount less than $5,000,000;

(K) each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending 12-months later, in excess of $10,000,000, except for sales of products in the ordinary course of business, or (ii) in aggregate more than $100,000,000 during the life of the Contract; and

(L) each Contract to or by which the Company or any of its Subsidiaries is a party or bound or with respect to which the Company or any of its Subsidiaries, directly or indirectly, has any obligation with any labor union, works council or similar organization applicable to employees of the Company or any of its Subsidiaries, with a labor contractor, or third-party employer for which the Company or any of its Subsidiaries may have liability that in any such case is material to the operations of the Company and its Subsidiaries taken as a whole.

(ii) The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (L) of this subsection (i) are collectively referred to in this Agreement as “Specified Contracts”. The copies of each Specified Contract made available to Parent is in all material respects a true and correct copy thereof, including all material amendments thereto. Each Specified Contract of the Company or any of its Subsidiaries that is material to the result of operation or financial condition of the Company and its Subsidiaries, taken as a whole (a “Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except for such invalidity or unenforceability that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any Material Contract, and no event has occurred that (with or without notice, lapse of time or both) would constitute such a default or breach by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto.

(i) Permits; Compliance with Laws; etc. (A) The Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted, except for the failure to have such Permits that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and since January 1, 2009 has been, in compliance with all applicable Laws and Judgments, and no condition or state of facts exists that could reasonably be expected to give rise to a violation of, or a liability or default under, any such applicable Law or Judgment, except for such noncompliance or such condition or state of facts that would, individually or in the aggregate, not reasonably be likely to have a Company Material Adverse Effect. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms hereof could not reasonably be expected to, cause the revocation or cancelation of any Permit, except for such revocation or cancellation that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any Permit, Law or Judgment or relating to the revocation or modification of any material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(B) The Company and its Subsidiaries maintain monitoring programs with respect to their respective distributors and franchisees.

(j) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations. Since September 30, 2010, none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has (A) adopted, entered into, established, terminated, amended or modified or agreed to adopt, enter into, establish, terminate, amend or modify (or announced an intention to adopt, enter into, establish, terminate, amend or modify) any collective bargaining agreement or any Benefit Plan or Benefit Agreement (or any arrangement that would be a Benefit Plan or Benefit Arrangement if it had been adopted, entered into or established prior to the date hereof) that would materially increase the cost to the Company or any of its Commonly Controlled Entities with respect to such Benefit Plan, Benefit Agreement or collective bargaining agreement, or (B) has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined that, in either case, would materially increase the cost of any such Pension Plan. Since January 1, 2009, neither the Company nor any of its Subsidiaries has encountered any material labor union organizing activity, or had any material actual or threatened employee strikes, work stoppages, slowdowns or lockouts and, to the knowledge of the Company, no material labor union organizing activity, strike, work stoppage, slowdown or lockout is threatened, and no employees of the Company or any of its Subsidiaries who are represented by a labor union, works council or similar organization has been working without a collective bargaining or other labor union agreement in place. Each of the Company and its Subsidiaries and any labor contractor or third party employer as to which the Company or its Subsidiaries may have liability is, and since January 1, 2009, has been, in compliance with all applicable Laws and Judgments relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, and immigration, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect and there is no claim pending, or to the knowledge of the Company, threatened that the Company or any of its Subsidiaries is not, in any material respect, in compliance with such applicable Laws and Judgments. There is no unfair labor practice charge or complaint or claim regarding representation against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(k) Environmental Matters. Except as disclosed on Section 3.01(k) of the Company Letter, (i) each of the Company and its Subsidiaries is, and has for the past five years been, in all material respects in compliance with all Environmental Laws and any and all past non-compliances have been resolved in all material respects; (ii) neither the Company nor any of its Subsidiaries has received any written communication from any third party, including any Governmental Entity, alleging that the Company or such Subsidiary is in violation of, or may have material liability under, any Environmental Law, (iii) each of the Company and its Subsidiaries possesses (or has timely applied for the renewal thereof) and is in compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the current conduct of its operations and all of such Environmental Permits are valid and in good standing; (iv) neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Environmental Permit; (v) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (vi) to the knowledge of the Company, there has been no Release of or exposure to any Hazardous Material at any location (including property formerly owned, operated and /or leased by the Company or any of its Subsidiaries as well as property where Hazardous Materials were disposed of or placed by the Company or any of its Subsidiaries) that would reasonably be likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (vii) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; and (viii) to the knowledge of the Company, neither the Company nor its Subsidiaries are identified as a potentially responsible party at any site relating to the investigation, characterization or remediation of Hazardous Materials.

Notwithstanding any other representation or warranty in this Agreement, the representations and warranties in this Section 3.01(k) constitute the sole representations and warranties of the Company and its Subsidiaries relating to any Environmental Law; Environmental Permit; Environmental Claim, Release or Hazardous Substance.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, complaints, Judgments, demands, directives, orders, claims, Liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of any kind (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence of, threat of Release of, Release of or exposure to, any Hazardous Material at any location, and/or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety (as it relates to Hazardous Material exposure), or the protection of endangered or threatened species, including the common law, civil law, tort laws, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Clean Water Act (“CWA”), the Federal Clean Air Act (“CAA”), the Toxic Substances Control Act (“TSCA”), or any similar state or local statute, regulation, or ordinance; (C) “Hazardous Materials” means any petroleum or petroleum products, petroleum fractions or derivatives, crude oil, natural gas, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law, including hazardous substances under CERCLA, hazardous or solid wastes under RCRA, pollutants or contaminants under the CWA and/or CAA, and toxic substances under TSCA; and (D) “Release” means any actual or threatened release, spill, emission, leaking, pumping, emptying, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping or migration into or through the environment or within any building, structure, facility or fixture.

(l) Employee Benefits Matters. (i) Section 3.01(l)(i) of the Company Letter sets forth a complete and correct list of all “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other material welfare benefit or other similar plan, program, or policy sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”) has any liability, other than benefit plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Non - U.S. Benefit Plans”) (“Benefit Plans”) and any change in control, equity or equity-based compensation or retention and material employment, deferred compensation, severance, termination, employee benefit, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Employee or former employee of the Company or any of its Subsidiaries or current or former independent contractor of the Company or any of its Subsidiaries, on the other hand (“Benefit Agreements”) that, in each case, are in effect, or that the Company any Subsidiary or any Commonly Controlled Entity has an obligation to establish, or with respect to which the Company, any of its Subsidiaries or any Commonly Controlled Entity has any liability as of the date of this Agreement. The Company has delivered to Parent true and complete copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto, (B) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Benefit Plan or such Benefit Agreement for which a summary plan description is required under applicable Law, (C) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under each Benefit Plan and Benefit Agreement (if any), and

(D) the most recent actuarial valuation for each Benefit Plan (if any). Each Benefit Plan and Benefit Agreement has been administered, funded and invested in accordance with its terms, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect. Each Benefit Plan and Benefit Agreement is in compliance in all material respects with applicable Law, including ERISA and the Code other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect, and the Company and the Commonly Controlled Entities, with respect to each Benefit Plan and Benefit Arrangement are in compliance with applicable Law, other than any such noncompliance that is not reasonably likely to have a Company Material Adverse Effect.

(ii) Each Pension Plan intended to be tax qualified under the Code is so qualified and is the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) with respect to is qualified status under the Code and such letter covers all amendments thereto for which the remedial amendment period (within the meaning of section 401(b) of the Code) has expired, no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan. The Company has delivered to Parent a true and correct copy of the most recent determination, qualification, opinion or approval letter or similar document received from a Governmental Entity with respect to each Benefit Plan intended to qualify for favorable tax treatment.

(iii) With respect to any Benefit Plan that is subject to Title IV of ERISA (other than a multiemployer plan within the meaning of section 3(37) of ERISA, a “Multiemployer Plan”):

(A) there has been no reportable event (as described in section 4043 of ERISA);

(B) no steps have been taken to terminate any such plan;

(C) there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

(D) no event or condition has occurred which could reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan;

(E) the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Seller or any of its Commonly Controlled Entities has requested a funding waiver;

(F) no event or condition has occurred which would give rise to liabilities under section 4062(e) of ERISA; and

(G) no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result in a lien being imposed on the assets of the Seller or any of its Commonly Controlled Entities.

(iv) No Benefit Plan or Benefit Agreement is a Multiemployer Plan and none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has any obligation under or with respect to any Multiemployer Plan, including withdrawal liability.

(v) Except as disclosed in Section 3.01(l)(v) of the Company Letter, no Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (“Welfare Plan”) provides benefits, and there are no agreements, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law. The Company and its Subsidiaries have complied with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) or any similar state statute, other than any noncompliance that is not reasonably likely to have a Company Material Adverse Effect. No Welfare Plan is funded through a “welfare benefit fund” as that term is defined in Section 419 of the Code.

(vi) Except as disclosed in Section 3.01(l)(vi) of the Company Letter, the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) and compliance by the Company with the provisions of this Agreement and the terms of any Benefit Plan or Benefit Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates, (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s or any of its Subsidiaries’ ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement or (D) entitle any employee or former employee of the Company or any of its Subsidiaries to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits.

(vii) Neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement where such claims, suits, proceedings or investigations would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(viii) All material contributions, premiums and benefit payments under or in connection with each Benefit Plan and Benefit Agreement that are required to have been made by the Company or any of its Subsidiaries or Commonly Controlled Entities in accordance with the terms of such Benefit Plan and Benefit Agreement and applicable Laws have been timely made.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company or any of its Subsidiaries (or any of their respective directors, officers or employees) has engaged that could subject the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law in an amount that would be material and (B) none of the Company or any of its Subsidiaries (or any of their respective directors, officers or employees), or to the knowledge of the Company, any other fiduciary with respect to a Benefit Plan, has engaged in any transaction that is reasonably likely to subject to the Company or its Subsidiaries to liability for breach of fiduciary duty under ERISA (or indemnification for breach of fiduciary duty) in an amount that would, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.

(x) Each Benefit Plan and each Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. Section 1.409A-1(a)(1)(a) (A) was operated in good faith compliance with Section 409A of the Code between January 1, 2005 and December 31, 2008 and (B) has been operated in compliance with Section 409A of the Code since January 1, 2009, other than any such non-compliance that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xi) All Non–U.S. Benefit Plans comply with applicable local law, other than any such non-compliance that would not, individually or in the aggregate, reasonably be likely have a Company Material Adverse Effect. All material Non–U.S. Benefit Plans are listed on

Section 3.01(l)(xi) of the Company Letter. The Company and its subsidiaries have no material unfunded liabilities, whether individually or in the aggregate, with respect to any such Non–U.S. Benefit Plan.

(m) Taxes. (i) Each of the Company, its Subsidiaries and any Company Affiliated Group has timely filed all tax returns required to be filed by it in the manner prescribed by applicable Law. All such tax returns are complete and correct in all material respects. Each of the Company, its Subsidiaries and any Company Affiliated Group has timely paid all taxes shown as due on such returns, or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, or third party.

(ii) No tax return of the Company, any of its Subsidiaries or any Company Affiliated Group is currently under audit or examination by any taxing authority, and no written notice that such an audit or examination is pending has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material taxes due and owing by the Company, any of its Subsidiaries or any Company Affiliated Group. Each material deficiency resulting from any completed audit or examination or concluded litigation relating to taxes by any taxing authority has been timely paid or is being contested in good faith. The relevant statute of limitations is closed with respect to the tax returns of the Company and its Subsidiaries (a) with respect to U.S. federal income tax returns, for all years prior to the tax year ending 12/31/2007; (b) with respect to Australian company tax returns, for all years prior to the tax year ending 12/31/2005; and (c) with respect to the equivalent German tax returns, for all years prior to the tax year ending 5/31/2007.

(iii) Neither the Company nor any Subsidiary has executed any currently effective agreement waiving or extending the period of assessment or collection of any material taxes.

(iv) No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings.

(v) None of the Company or any of its Subsidiaries is a party to or bound by or currently has any liability under any tax sharing or similar agreement, arrangement or practice with respect to taxes or any other material tax indemnity obligation (other than to the Company or any of its Subsidiaries), provided that any indemnity arrangements entered into in the ordinary course of business, including, for example, any tax gross-up provisions in credit arrangements or similar tax provisions in agreements entered into with third parties in the ordinary course of business shall not be considered material.

(vi) No claim has been made against the Company or any of its Subsidiaries in writing by any taxing authorities in a jurisdiction where the Company or the Subsidiary does not file tax returns that the Company or the Subsidiary is subject to taxation by that jurisdiction.

(vii) Except as disclosed in Section 3.01(m)(vii) of the Company Letter, no amount, economic benefit or other entitlement could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) that would not be deductible under Section 280G of the Code.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to quality for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(ix) No private letter rulings, technical advice memoranda, closing agreements, advance pricing agreements or rulings have been entered into or issued by any taxing authority within the last five years with respect to the Company or its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b) or any transaction that did not have “economic substance” within the meaning of Section 7701(o) of the Code.

(xi) For purposes of this Agreement, (A) “taxes” means all (1) Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, and any tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect thereto, and any obligations under any Contracts with any other person with respect to such amount, and (2) liability for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (B) “Company Affiliated Group” means each affiliated, combined, consolidated, unitary or aggregate group of which the Company is or has been a member; (C) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any taxes; and (D) “tax return” means any Federal, state or local, domestic or foreign return, declaration, report, estimate, form, claim for refund, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document relating to taxes, including any (1) related or supporting information with respect to any of the foregoing (including any certificate, schedule or attachment thereto) and (2) any amendment thereof.

(n) Properties.

(i) Each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of the material leases, licenses or similar agreements for the use or occupancy of real property to which the Company of any of its Subsidiaries are a party (the “Company Real Property Leases”) and the parcels of real estate owned by the Company and its Subsidiaries as of the date hereof (the “Company Owned Properties”, together with the parcels of real estate covered by the Company Real Property Leases, the “Company Real Properties”), free and clear of all Liens, except for Permitted Liens.

(ii) All improvements and buildings on the material Company Owned Properties (including the electrical, power, cooling and mechanical infrastructure) are in, in all material respects, good repair, have been maintained in accordance with prudent industry practice, and are in compliance in all material respects with building, zoning and other applicable Laws for their current use.

(iii) There are no outstanding options, rights of first refusal, rights of first offer, rights of first negotiation or similar rights for the purchase, sale or other disposition of all or any of the Company Owned Properties, or any material portion thereof or material interest therein that would reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate their businesses taken as a whole.

(iv) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (X) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all of the Company Real Property Leases to which it is a party and under which it is in occupancy, and (Y) each such lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms.

(o) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect,

(i) The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case free and clear of any Liens other than Liens related to contracts disclosed pursuant to 3.01(h)(i)(3)) the Intellectual Property used in the conduct of their business as currently conducted.

(ii) To the knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is not subject to any outstanding order, judgment or decree that, in any material way, adversely affects the Company’s or its Subsidiaries’ use of such Intellectual Property.

(iii) To the knowledge of the Company, none of the Company or any of its Subsidiaries has materially infringed upon or otherwise violated the Intellectual Property rights of any third person during the two (2) year period immediately preceding the date of this Agreement.

(iv) To the knowledge of the Company, (i) there is no suit, claim, action, investigation or proceeding pending or threatened concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property owned by the Company or its Subsidiaries, and (ii) the Company has not received, within the two (2) years preceding the date of this Agreement, any written notice that remains unresolved alleging that the current use by the Company or its Subsidiaries of the Intellectual Property owned by the Company or its Subsidiaries infringes or otherwise violates in any material respect any rights of any third person.

(v) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations under this Agreement do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to any right, license or encumbrance relating to, any Intellectual Property owned or used by the Company or any of its Subsidiaries, or any right of termination, cancelation or acceleration of any Intellectual Property right or obligation set forth in any agreement to or by which the Company or any of its Subsidiaries is a party or bound, or the loss of any Intellectual Property right, or result in the creation of any Lien in or upon any Intellectual Property right.

(vi) For purposes of this Agreement, “Intellectual Property” means (i) United States federal, state and foreign trademarks, service marks, brand names, Internet domain names, logos, trade dress and trade names, and all goodwill associated therewith, (ii) United States and foreign patents, patent applications, registrations, continuations, continuations-in-part, divisions or reissues, (iii) registered designs and applications therefor; (iv) trade secrets, know-how and similar confidential information protected by the Uniform Trade Secrets Act or similar legislation, and (v) works of authorship and the copyrights therein and thereto recognized by the United States and foreign copyright laws.

(p) Insurance. The Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and its Subsidiaries’ business.

(q) Unlawful Payments.

(i) The Company and its Subsidiaries have complied in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. 78m(b)(2) and 78dd et seq., and any other United States and foreign laws concerning corrupt payments (the “Anti-Bribery Laws”).

(ii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by any such persons of the Anti-Bribery Laws.

(iii) The Company and its Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program and internal controls that includes, at a minimum, policies, procedures, and training intended to enhance awareness of and compliance by the Company or its Subsidiaries with the Anti-Bribery Laws.

(iv) Neither the Company nor any of its Subsidiaries has received notice that it is under investigation by any Governmental Entity with respect to any material violation by the Company or any of its Subsidiaries of the Anti-Bribery Laws.

(r) State Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company and the Board of Directors of the Company has taken all action so that (i) Parent will not be an “interested stockholder” or subject to restrictions or delays in entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby and (ii) Section 203 of the DGCL is not applicable to the Company, the shares of Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(s) Company Rights Agreement. The Company has taken all actions necessary to render the Company Rights Agreement inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, and shall take all actions necessary to cause the Company Rights to cease to be outstanding as of the Effective Time and to terminate the Company Rights Agreement immediately prior to the Effective Time.

(t) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(u) Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc. and UBS Securities LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

(v) Opinion of Financial Advisors. The Board of Directors of the Company has received the respective written opinions of Deutsche Bank Securities Inc. and UBS Securities LLC to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view.

SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth in the Parent SEC Documents (other than disclosures in the “Risk Factors” sections of the Parent SEC Documents or any disclosures included in the Parent SEC Documents that are cautionary, predictive or forward–looking in nature; provided, that any matter set forth in the Parent SEC Documents shall be deemed to qualify any representation or warranty in this Section 3.02 only to the extent that it is reasonably apparent that the description of such matter in the Parent SEC Documents would be a qualification with respect to such representation or warranty), Parent and Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended to the date of this Agreement, and the bylaws of Parent, as amended to the date of this Agreement, and the certificate of incorporation and bylaws of Sub, as amended to the date of this Agreement.

(b) Authority; Noncontravention. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the performance by Parent and Sub with its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Sub). This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the performance by Parent and Sub with its obligations under this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub or any of Parent’s Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or bylaws of Parent or Sub (ii) any Contract or Permit to or by which Parent or Sub or any of Parent’s Subsidiaries is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Stockholder Approval) or Judgment, in each case, applicable to Parent or Sub or any of Parent’s Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub or any of Parent’s Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the performance by Parent and Sub of their respective obligations under this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law or foreign investment control or similar law, (B) the filing with the SEC of the Proxy Statement, and such reports under the Exchange Act as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The New York Stock Exchange, (E) any filings, notification and reports under state securities, takeover and “blue sky” Laws, and (F) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(c) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement.

(e) Permits; Compliance with Laws. Parent and Sub have in effect all Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as currently conducted except for the failure to hold such Permits that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement. Each of Parent and Sub is in compliance with all applicable Laws and Judgments, and no condition or state of facts exists that could reasonably be expected to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment, except for such noncompliance or such condition or state of facts that would not, individually or in the aggregate, reasonably be likely to prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement.

(f) Available Funds. Parent has as of the date of this Agreement committed financing with respect to all funds necessary to, and, at the Effective Time, will have available to it all funds necessary to, satisfy all of its obligations hereunder and in connection with the Merger.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to preserve their material assets and technology, their relationships with material customers, suppliers, distributors and others having business dealings with them, to maintain their material franchises, rights and Permits and to comply with the Company MARC Processes. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) (which consent shall not be unreasonably withheld or delayed) of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity or voting interests, except for (1) dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent and (2) ordinary quarterly dividends of the Company to holders of Company Common Stock in an amount of not more than $0.025 per share, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company SARs, Company RSU or Company Restricted Stock, except pursuant to the forfeiture conditions of such Company SAR, Company RSU or Company Restricted Stock or tax withholding provisions of such Company SAR, Company RSU or Company Restricted Stock, in each case only if and to the extent required by the terms of such awards as in effect on the date of this Agreement) or (D) knowingly take any action to amend, modify or change any material term of any indebtedness of the Company or any of its Subsidiaries that would knowingly materially impair the ability the ability of Parent to refinance such indebtedness after the Closing;

(ii) other than the issuance of shares by the wholly-owned Subsidiary of the Company to the Company or another of its wholly-owned Subsidiaries, issue, deliver or sell any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than the issuance of shares of Company Common Stock upon the exercise of Company SARs, the settlement of Company RSUs or the vesting of Company Restricted Stock, in each case outstanding as of the date of this Agreement and only if and to the extent required by the terms of the Company Stock Plans as in effect on the date of this Agreement) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalents;

(iii) amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or any other assets outside of the ordinary course of business consistent with past practice, with a value or purchase price in the aggregate in excess of $10,000,000;

(v) sell, transfer, assign, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including

Intellectual Property, any shares of capital stock, equity or voting interests or other rights, instruments or securities), except (A) in the ordinary course of business consistent with past practice, (B) for Permitted Liens incurred in the ordinary course of business consistent with past practice and (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $10,000,000 in the aggregate;

(vi) (A) other than (1) trade debt and trade letters of credit in the ordinary course of business consistent with past practices, (2) draws on revolving credit lines in place on the date of the execution of this Agreement (or replacements thereof) (so long as such replacements do not materially increase the credit line or materially and adversely impact the terms of the credit line) or (3) in an aggregate amount of not more than $10,000,000, incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing or (B) other than (1) customer, dealer or vendor financing in the ordinary course of business consistent with past practices or (2) in an aggregate amount of not more than $10,000,000, make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that are in excess of the amounts detailed in Section 4.01(a)(vii) of the Company Letter;

(viii) subject to Section 4.01(a)(ix), (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (1) in the ordinary course of business consistent with past practice (2) as required by their terms on the date of this Agreement or (3) not to exceed $5,000,000, in each case, the payment, discharge, settlement or satisfaction of which does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to or by which the Company or any of its Subsidiaries is a party or bound, except as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the business as of the date hereof;

(ix) discharge, resolve, settle or satisfy any investigations, claims, or liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or with any Governmental Entity in connection with, or arising out of, or related to any alleged or actual violation of Law (other than any discharge, resolution, settlement or satisfaction involving the payment of money in an amount not to exceed $1 million and which does not involve (A) any non-monetary remedy or relief that imposes a non-de minimis burden on the operation of the business of the Company or its Subsidiaries or (B) any admission by the Company or any of its Subsidiaries of any fault or liability);

(x) other than in the ordinary course of business consistent with past practices, enter into any material lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or acquire any material ownership interest in real property used in manufacturing or production;

(xi) other than in the ordinary course of business consistent with past practices, (A) modify or amend in any material respect, or accelerate, terminate or cancel, any Specified Contract or any Contract that if in existence on the date of this Agreement would have been a Specified Contract or (B) waive any right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder;

(xii) other than Contracts with customers for the sales of products or services, enter into any Specified Contract;

(xiii) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will result in a material penalty to the Company or any of its Subsidiaries or cause the Company or any of its Subsidiaries to forfeit any material rights or benefits in existence on the date of this Agreement;

(xiv) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with the terms of such Benefit Plan or Benefit Agreement or with applicable Law, as specifically required pursuant to this Agreement, or except as specifically contemplated by Section 5.05(e), (A) adopt, establish, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement (or any arrangement that would be a Benefit Plan or Benefit Agreement if it were in existence on the date hereof), (B) increase the compensation or benefits of, or pay any bonus or award to, or grant any loan to, any Company Employees or any former employee or current or former independent contractor of the Company or any of its Subsidiaries, except for increases in compensation in the ordinary course of business consistent with past practice, (C) grant or amend any award under any Benefit Plan (including the grant or amendment of stock options, restricted stock, stock appreciation rights, performance units, stock purchase rights or other equity or equity-based compensation under Company Stock Plans or otherwise) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (D) increase in any manner the severance or termination compensation or benefits of, any Company Employees or former employees of the Company or any of its Subsidiaries or grant or pay any severance or termination compensation or benefits to any Company Employees or former employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice and in accordance with the terms of the Benefit Plans in effect on the date hereof, (E) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or in any other way secure the payment of material compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise;

(xv) adopt or enter into any collective bargaining agreement or other labor union Contract or agreement with works council or similar organization applicable to the employees of the Company or any of its Subsidiaries or enter into any agreement with a labor contractor or third-party employer for which the Company or any of its Subsidiaries may have liability;

(xvi) write down any of its material assets, or make any change in any financial or tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xvii) take any action or knowingly fail to take any action which action or failure to act would result in the material abandonment, loss or reduction in value (individually or in the aggregate) of the Intellectual Property of the Company and its Subsidiaries; or

(xviii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all tax returns required to be filed by each such entity, after taking into account any extensions (“Post-Signing Returns”), all Post-Signing Returns shall be complete and correct in all material respects and, except as required by Law, shall be prepared on a basis consistent with the past practice of the Company, and a then-current draft of any Australian company tax Post-Signing Return or U.S. federal income tax Post-Signing Return shall be provided to Parent at least five days prior to the due date for filing such return, and, to the extent reasonably practicable, the Company shall consider in good faith such reasonable comments as may be provided by Parent; (ii) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent; (iii) except as required by Law, none of the Company or any of its Subsidiaries will make or change any material tax election, settle or compromise any material tax liability or file any material amended returns, in each case without Parent’s consent; and (iv) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of tax returns and reports and tax audits.

SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company (i) shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries to, and (ii) shall direct any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to and shall use its reasonable best efforts to cause any such investment banker, attorney, accountant or other advisor or representative not to, directly or indirectly (and it shall direct and cause each applicable Subsidiary, if any, to direct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02, the Company may, and may permit and authorize its Subsidiaries and its representatives and its Subsidiaries’ representatives to, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are substantially similar to those contained in the Confidentiality Agreement, dated as of September 24, 2010, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), provided that all such material written information regarding the Company and its Subsidiaries had been provided, or is substantially concurrently provided, to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal or otherwise.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) relating to one transaction or a series of transactions, any merger, consolidation, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction (a “Business Combination”), of (i) assets or businesses that constitute or represent 15% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold at least the amount of the assets equal to the amount referred to in clause (i) above.

For purposes of this Agreement, the term “Superior Proposal” means any Takeover Proposal that did not result from a breach of Section 4.02(a) made by any person (other than Parent or Sub or any of their affiliates) that, if consummated, would result in such person (or, in the case of a direct merger between such person and the Company, the stockholders of such person) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) is more favorable from a financial point of view than the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any binding changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any closing condition providing for the obtaining of financing, and (iii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation of this Agreement or the Merger, or recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) for any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and, in the case of a Superior Proposal, a nationally recognized financial advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (A) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information which it reasonably describes such Intervening Event in reasonable detail, and (B) Parent does not make, within three business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel and, in the case of a Superior Proposal, a nationally recognized financial advisor), (x) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (y) cause the Board of Directors to conclude that it no longer needs to make an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any binding amendment or modification of such Superior Proposal shall require a new Adverse Recommendation Change Notice and a subsequent one-business day time period (provided that in no event shall any such additional one-business day time period be deemed to shorten the initial three-business day time period)). The Company agrees that, during the period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent.

For purposes of this Agreement, the term “Intervening Event” means an event, which prior to the Stockholder Approval causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel, that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent of (i) any Takeover Proposal and (ii) the material terms and conditions of such Takeover Proposal (including any subsequent material amendment or other material modification to such terms and conditions) and the identity of the person making any such Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) promptly following a reasonable request by Parent (but in no event more than one time per week), reasonably update Parent regarding the progress of negotiations concerning the applicable Takeover Proposal, including material amendments as to price and other material terms and (B) as promptly as practicable following receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents providing for or reflecting any material terms or conditions of such Takeover Proposal exchanged between the Company or its Subsidiaries and the person making a Takeover Proposal or any of its affiliates or representatives.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e 2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take any action prohibited by Section 4.02(b) (provided that the parties agree that any “stop-look-and-listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed an Adverse Recommendation Change), unless such action is required by applicable Law and if such action constitutes an Adverse Recommendation Change, then Parent will have the right to terminate under Section 7.01(c).

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), Parent shall and shall cause its Subsidiaries to not engage in any acquisition of assets, businesses or entities related to mining equipment that would, individually or in the aggregate, reasonably be likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

(b) Each of the Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement received from the SEC.

(c) The Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments. The Company will advise the Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

(d) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

(e) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by the other party and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the other party, which approval shall not be unreasonably withheld or delayed.

(f) The Company shall, subject to applicable law, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they adopt this Agreement and shall include such recommendation in the Proxy Statement and (y) subject to the applicable Law, the Company shall use its commercially reasonable efforts to solicit the Stockholder Approval.

(g) Within 24 hours following the execution hereof, Parent, as sole stockholder of Sub, shall adopt this Agreement.

SECTION 5.02. Access to Information; Confidentiality. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records,

Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request and shall use its commercially reasonable efforts to afford access to Parent and its representatives to the work papers of Deloitte & Touche LLP; provided, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of the Company and its Subsidiaries or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 5.02 shall be directed to the executive officer or other Person designated by the Company. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

(b) Subject to applicable law, the Company and Parent shall, and shall cause each of their respective Subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries.

(c) With respect to any inquiry or investigation by a Governmental Entity into actions or practices of the Company, the Company shall, to the extent permitted by applicable Law and without the waiver of any privilege, (A) meet from time to time with the designated representative of the Parent (“Representative”) to provide briefings on the findings of and any significant facts developed in connection with, and any strategy related to, any internal investigations or inquiries being conducted by the Company or its counsel related to the inquiry or investigation of the Governmental Entity; (B) promptly provide the Representative each written communication and a summary of each other substantive communication, excluding any document production, transmitted by or on behalf of the Company or its counsel to the Governmental Entity or transmitted to the Company from the Government Entity; (C) provide a reasonable opportunity for the Representative to attend any in-person meeting with the Governmental Entity relating to the inquiry or investigation by the Governmental Entity and, prior to attending such in-person meeting, to discuss the content and strategy related to such meeting, subject in each case to the approval of the Governmental Entity; and (D) act in good faith to limit the amount of fines, penalties or any non-monetary obligations imposed by the Governmental Entity with respect to the inquiry or investigation by the Governmental Entity in a manner consistent with prior discussions between Company and the Representative.

SECTION 5.03. Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement and subject to Section 5.03(b)-(f), governing compliance with the HSR Act and obtaining required approvals under the competition and foreign investment control Laws of foreign countries, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement promptly, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings,

(iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity.

(b) Subject to Section 5.03, applicable Law and the other terms and conditions herein provided and without limiting the foregoing, the parties shall:

(i) use their reasonable best efforts to make their respective required filings under the HSR Act on or prior to November 23, 2010 (it being understood that a failure to file by such date shall not constitute a breach of this Agreement);

(ii) use reasonable best efforts to cooperate with one another in (A) determining which filings are required (or considered by Parent to be advisable) to be made prior to the Effective Time, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities in connection with the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and (B) promptly making all such filings;

(iii) not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Merger) with any Governmental Entity relating to any filings or investigation concerning this Agreement, the Merger or the other transactions contemplated by this Agreement unless it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Entity prohibits such attendance;

(iv) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Entity, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their affiliates or their respective representatives intend to submit to any Governmental Entity, it being understood that correspondence, filings and communications received from any Governmental Entity shall be immediately provided to the other party upon receipt;

(v) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity, including any filings necessary or appropriate under the provisions of applicable Laws; and

(vi) deliver to the other party’s outside counsel (on an “outside counsel only” basis) complete copies of all documents furnished to any Governmental Entity as part of any filing excluding any responses to a “second request” from a Governmental Entity or a similar document production.

(c) Subject to this Section 5.03, Parent shall be entitled to direct the antitrust defense of the transaction contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Government Antitrust Entity or other person relating to the Merger. The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any such Government Antitrust Entity or other person with respect to any proposed settlement, consent decree, commitment or remedy in such investigation, litigation or negotiation, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent. Each party shall use its reasonable best efforts to support the other party in all material respects in all such negotiations and discussions to the extent requested by the other party.

(d) Notwithstanding any provisions to the contrary in this Section 5.03, each of the Company (in the case of clause (i)) and Parent (in both cases set forth below) agrees to take or cause to be taken the following actions: (i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust, competition, merger control or foreign investment control Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement as promptly as practicable; and (ii) the prompt use of its best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would be reasonably likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (B) the proffer (by a date sufficiently prior to the date referred to in the proviso to Section 7.01(b)(i) to enable the condition set forth in Section 6.01(b) to be satisfied on or prior to that date) and agreement by Parent promptly following any such proffer of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Company or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) and agree to and implement such other actions, conditions, or limitations sought by such Government Antitrust Entity if such actions would be reasonably necessary to avoid, prevent, eliminate or remove any of the events described above in this clause (ii); provided that Parent may expressly condition any such sale, lease, license, disposition or holding separate, or any agreement to implement such other actions, conditions or limitations, upon the consummation of the Merger and the other transactions contemplated hereby.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation to oppose by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any U.S. or foreign Governmental Antitrust Entity or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company and shall have the obligation to defend any other proceeding filed by such Government Antitrust Entity or other Person seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, and shall use its best efforts to defend such litigation and resist the entry of any temporary, preliminary or permanent injunction or other order that would have the effect of delaying, restraining, preventing, enjoining, or otherwise prohibiting the transactions contemplated hereby, including by taking the actions referred to in clause (d) above.

(f) (i) Nothing in this Agreement shall require a Party to permit any inspection or disclose any information that in such Party’s good faith judgment would (A) violate any law relating to the sharing of information between competitors, provided that the Parties will provide summaries or aggregations of such information to the extent practicable in a manner that does not result in such a violation or improper disclosure or (B) waive any privilege.

(ii) Parent and the Company shall give prompt notice to the other party of (A) any representation or warranty made by Parent and Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) or 6.02(a), as the case may be, could not be satisfied or (B) the failure of Parent, Sub or the Company to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) or 6.02(b), as the case may be, could not be satisfied; provided, however, that no such notification or failure to provide such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement and a failure to comply with this Section 5.03(f)(ii) will not be deemed a breach of this Agreement.

(iii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of any written notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required pursuant to a specified contract with such person

(iv) Except as prohibited by applicable Law, the Company and Parent shall notify each other of,

(A) any material notice or other material communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the other, together with the applicable written notice; and

(B) any actions, suits, claims, investigations or proceedings commenced against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relates to the consummation of the Merger;

provided, however, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 5.04. Equity Awards.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) immediately prior to the Effective Time but conditioned upon the Merger, each share of Company Restricted Stock shall become fully vested and free of restrictions and shall be treated in accordance with Section 2.01(c);

(ii) at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation (the “RSU Cancellation Value”) a cash payment equal to the product of the number of shares of Company Common Stock that are subject to such Company RSU immediately prior to the Effective Time multiplied by the Merger Consideration, which RSU Cancellation Value shall be payable to such holder immediately following the Effective Time (or, if such Company RSU is subject to section 409A of the Code, at such later date provided by the terms of such Company RSU);

(iii) at the Effective Time, each Company SAR outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation (the “Cancellation Value”) a cash payment equal to the product of (A) the number of shares of Company Common Stock that are subject to such Company SAR immediately prior to the Effective Time multiplied by (B) (x) the Merger Consideration reduced by (y) the exercise price per share of Company Common Stock subject to such Company SAR, which Cancellation Value shall be payable to such holder at or as soon as practicable, but in no event more than 30 days, following the Effective Time; and

(iv) the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, stock options, stock units, restricted stock, stock appreciation rights or any other interests in respect of any capital stock (including any phantom stock) of the Company or the Surviving Corporation.

(b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

(c) The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.05. Employee Benefits.

(a) Parent agrees that it shall provide or cause to be provided, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, to the employees of the Company and its Subsidiaries (the “Company Employees”) who are employed by the Company or any of its Subsidiaries as of the Closing Date base salary, incentive compensation opportunities and employee benefits which are substantially comparable in the aggregate to the base salary, incentive compensation opportunities and employees benefits provided by the Company and its Subsidiaries to such Company Employees immediately prior to the Closing Date. To the extent applicable, Parent shall cause any employee benefit plans, programs, policies and arrangements of Parent in which the Company Employees are entitled to participate in after the Closing Date to credit, for purposes of eligibility and vesting and, solely for purposes of vacation and severance benefits benefit accrual (but not for any other purpose, including, but not limited to, benefit accrual under an employee pension benefit plan or for accruals or eligibility for retiree medical benefits), service by Company Employees as if such service were with Parent, to the same extent such service was credited under a corresponding Benefit Plan or Benefit Agreement. The foregoing provisions of this Section 5.05(a) shall not apply to any Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or agreement with works council or similar organization, to any Company Employee after termination from employment with the Company or its Subsidiaries, or to any Company Employees outside of the United States whose terms and conditions of employment are governed by applicable law.

(b) With respect to any Company Employee whose employment is terminated by Parent or any of its affiliates during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide, or shall cause its affiliates to provide, severance benefits to such Company Employee, which shall be no less favorable than in accordance with the severance benefit plan or agreement maintained by the Company or any of its affiliates for the benefit of such Company Employee immediately prior to the Closing Date, taking into account all service with the Company, Parent and their respective affiliates in determining the amount of severance benefits payable. The foregoing provisions of this Section 5.05(b) shall not apply to any Company Employees whose terms and conditions of employment are subject to a collective bargaining agreement or agreement with works council or similar organization or to any Company Employees outside of the United States whose severance entitlements are governed by applicable law.

(c) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to: (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under a corresponding Benefit Plan prior to the Effective Time.

(d) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to honor the terms of all Benefit Plans and Benefit Agreements existing and as in effect as of immediately prior to the Closing Date, including any provisions relating to change in control.

(e) Prior to the Closing Date, the Company shall be permitted to enter into the change in control, retention, bonus and compensation arrangements disclosed in Section 5.05(e) of the Company Letter.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Benefit Plan or Benefit Arrangement, (ii) give any third party, including Company Employees or any representative thereof, any right to enforce the provisions of this Section 5.05 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (1) maintain any particular benefit plan or (2) retain the employment of any particular employee.

SECTION 5.06. Indemnification, Exculpation and Insurance.

(a) Each of Parent, Sub and the Surviving Corporation agrees that it will indemnify, defend and hold harmless the current or former directors or officers of the Company and its Subsidiaries (including by providing all rights to indemnification, advancement of expenses and exculpation from liabilities) for acts or omissions occurring at or prior to the Effective Time to the full extent now existing in favor of such persons as provided in the respective certificates of incorporation or bylaws (or comparable organizational documents) of the Company and each of its Subsidiaries. Any and all indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall, and shall cause the Surviving Corporation to, comply with and honor the obligations under each such agreement.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.06.

(c) Prior to the Closing, Parent shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period; provided, that in the event Parent does not obtain such insurance by the fifteenth business day prior to the Closing Date (the “Insurance Deadline”), Parent shall notify the Company that is has not obtained such insurance and the Company shall have the right to obtain such insurance prior to the effective Time; provided that in no event shall Parent or the Surviving Corporation be required to pay, and in no event shall the Company pay, premiums for insurance under this Section 5.06(c) which in the aggregate exceed 250% of the annual premiums paid by the Company as of the Effective Time for such purpose; provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such 250% amount. If requested by Parent, the Company shall issue a broker of record letter naming the insurance broker selected by Parent to effect such runoff coverage until the Insurance Deadline, and the Company shall provide reasonable cooperation and information requested by Parent with respect to the procurement of such runoff coverage.

(d) The provisions of this Section 5.06 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.07. Fees and Expenses. (a) Except as expressly set forth in this Section 5.07, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) a Takeover Proposal has been made to the Company or publicly to its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a bona-fide Takeover Proposal or a bona-fide Takeover Proposal otherwise becomes known to the Company or the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to (x) Section 7.01(b)(i) and the conditions set forth in Section 6.03 would be satisfied if the Closing Date were to occur on the date of such termination or (y) Section 7.01(b)(iii) and (B) prior to the date that is (x) three months after such termination (in the case of Section 7.01(b)(i)) or (y) twelve months after such termination (in the case of Section 7.01(b)(iii)), the Company or any of its Subsidiaries enters into any Acquisition Agreement providing for a Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.07(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to “15% or more” shall be deemed references to “a majority” and a Business Combination shall not be deemed a Takeover Proposal unless it involves a majority of the Company Common Stock), and the Acquisition Agreement or Takeover Proposal in the case of Section 7.01(b)(i) shall be with the Person which made the Takeover Proposal prior to the termination and shall provide for a value per share of Company

Common Stock equal to at least $96.60 or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $200 million (the “Termination Fee”) by wire transfer of same-day funds (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.07(b)(i)(B), no later than the first to occur of such events, in each case to an account designated by Parent.

SECTION 5.08. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 5.09. Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(s)) requested by Parent in order to render the Company Rights inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, neither the Company nor the Board of Directors of the Company shall, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

SECTION 5.10. Financing Cooperation. Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and their officers, employees and advisors, including legal and accounting, to provide reasonable cooperation requested by Parent in connection with the arrangement of any debt or equity financing transaction by Parent in connection with the Merger (the “Financing”) after the date hereof, including using its commercially reasonable efforts to (i) provide financial and other relevant information regarding the Company and its Subsidiaries that is reasonably necessary and cooperate in the preparation of pro forma financial information for the Merger (including information to be used in the preparation of an information package, offering memorandum, prospectus, prospectus supplement or similar document regarding the business, assets, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing) as may be required to obtain the Financing, (ii) cooperate with the marketing efforts for the Financing (including consenting to the reasonable use of the logos of the Company and its Subsidiaries), (iii) participate as appropriate in meetings, presentations, road shows, drafting sessions, and sessions with the rating agencies as are reasonably necessary to consummate the Financing, (iv) assist Parent and its financing sources in the amendment or termination of any of the Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing and conditioned upon the occurrence of the Closing, in each case it being understood and agreed that information and documents provided by the Company and its Subsidiaries may be delivered to agents and lenders and their respective representatives and (v) subject to the appropriate confidentiality undertakings, cooperate reasonably with Parent’s financing sources’ or underwriters’, as applicable, due diligence.

SECTION 5.11. Additional Agreements. Each of Parent and the Company agree that:

(a) Parent shall promptly following the Effective Time move the headquarters of the global mining operations of Parent and its Subsidiaries to the Milwaukee, Wisconsin area; and

(b) From the Effective Time and for a period of at least three years thereafter, Parent and its Subsidiaries shall market their drag lines and rope shovels under a brand that includes the Bucyrus name.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Notices and Approvals. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. All other competition, merger control and antitrust approvals or filings required by the Laws of the countries listed on Schedule 6.01(b) shall have been obtained or terminated or made, as the case may be.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in (A)
Section 3.01(c) and (B) the first, second and third sentences of Section 3.01(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including the date of this Agreement), in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding for this purpose all references to “material”, “Company Material Adverse Effect” and similar qualifications as to materiality set forth therein (other than those set forth in Section 3.01(e) (other than the last sentence of subclause (i)), Section 3.01(f), Section 3.01(h)(i), the first sentence of Section 3.01(l), the first reference to “material” in Section 3.01(n)(ii) and the first and second references to “material” in Section 3.01(n)(iii))) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including the date of this Agreement), in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.02(a)(ii) shall be deemed to have been satisfied unless any failure of such representations and warranties of the Company to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought by any Governmental Entity seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement, which, if successful, would be reasonably likely to have a Company Material Adverse Effect.

(d) No Closing Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any Closing Company Material Adverse Effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties  of Parent and Sub contained in (A)
Section 3.02(d) and (B) the first, second and third sentences of Section 3.02(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including as of the date of this Agreement), in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of Parent and Sub contained in this Agreement shall be true and correct (disregarding for this purpose all references to “material”, “Parent Material Adverse Effect” and similar qualifications as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date (including as of the date of this Agreement), in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.03(a)(ii) shall be deemed to have been satisfied unless any failure of such representations and warranties of Parent and Sub to be so true and correct, would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by November 30, 2011 (as such date may be extended in accordance with clause (B) and (C) of the proviso in this Section 7.01(b)(i), the “Termination Date”) for any reason; provided, however, that (A) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (B) if all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing; provided that such conditions would have been satisfied if the date of extension were the Closing Date) other than the condition set forth in Section 6.01(b), the Termination Date may be extended from time to time by either Parent or the Company until April 30, 2012 and (C) if all conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing; provided that such conditions would have been satisfied if the date of extension were the Closing Date) other than the condition set forth in Section 6.01(b), the Termination Date may be extended from time to time by the Company until June 30, 2012;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent, in the event that an Adverse Recommendation Change has occurred;

(d) by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the date that is 30 business days after such breach or failure or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter; or

(e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent or Sub by the date that is 30 business days after such breach or failure or, if capable of being cured by Parent or Sub by such date, Parent or Sub, as the case may be, does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(u), the last sentence of Section 5.02(a), Section 5.07, this Section 7.02 and Article VIII and except for any liabilities or damages resulting from any fraud or willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which liability or damages therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.07(b)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

Caterpillar Inc.

100 NE Adams Street

Peoria, Illinois 61629

Facsimile: (309) 675-1795

Attention:	Deputy General Counsel

and with a copy to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Facsimile: (312) 701-7711

Attention:	John R. Sagan
William R. Kucera

if to the Company, to:

Bucyrus International, Inc.

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

Facsimile: (414) 768-5060

Attention: James M. (Buddy) Robinson IV

with a copy to:

Sullivan & Cromwell LP

125 Broad Street

New York, NY 10004

Facsimile: (212) 558-3588

Attention:	Scott D. Miller
Eric M. Krautheimer

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b) “Closing Company Material Adverse Effect” means a Company Material Adverse Effect, but not taking into account in such determination any adverse effect from any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably apparent from the Company Letter (except as otherwise provided therein) or from the description of the factual matters set forth in the Filed SEC Documents (excluding for this purpose disclosures in the Filed SEC Documents that are (x) in the “Risk Factors” sections of the Filed SEC Documents or (y) cautionary, predictive or forward–looking in nature);

(c) “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which the Company and its Subsidiaries operate, to the extent such changes do not affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of this Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP, or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Company Material Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of this Agreement or to which Parent otherwise consents in writing, or which Parent requests, (G) change in prices or trading volume of the Company Common Stock, provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Company Material Adverse Effect or (H) acts of terrorism not directed at the Company or any of its Subsidiaries or war (whether or not declared) or natural disasters occurring after the date hereof;

(d) “Company Significant Subsidiary” means a significant subsidiary of the Company as defined under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act;

(e) “indebtedness” means indebtedness for borrowed money and indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security;

(f) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, of the executive officers of the Company, after due inquiry of their direct reports;

(g) as it relates to the Parent, “knowledge” means, with respect to any matter in question, the actual knowledge, of the executive officers of Parent, after due inquiry of their direct reports;

(h) “Parent Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that would, individually or in the aggregate, reasonably be likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) prevent, substantially impede or substantially delay the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, other than, any such state of facts, change, development, event, effect, condition, occurrence, action or omission to the extent relating to or resulting from (A) changes or conditions affecting the economy or financial markets in general or changes in political or regulatory conditions generally, (B) changes in the businesses and industries in which Parent and its Subsidiaries operate, to the extent such changes do not affect Parent and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants of similar size and scope in such businesses and industries, (C) the announcement of this Agreement (including any impact on or disruptions in relationships with customers, suppliers, distributors, dealers, employees or other similar relationships), (D) changes in Law or GAAP, or any interpretation thereof, (E) any failure to meet financial projections, forecasts, estimates or budgets (i) provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such failure has resulted in a Parent Material Adverse Effect, (F) any action or forbearance from taking an action, required by the terms of this Agreement or to which the Company otherwise consents in writing, or which the Company requests, (G) change in prices or trading volume of Parent Common Stock provided, that, the exception in this clause shall not exclude a determination that a fact, change, effect, development, event, condition, occurrence, action or omission underlying such decline has resulted in a Parent Material Adverse Effect or (H) acts of terrorism or war not directed at Parent or any of its Subsidiaries (whether or not declared) or natural disasters occurring after the date hereof.

(i) “Permitted Liens” means (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company and its Subsidiaries consistent with past practice; (iv) all Liens that do not materially impair the value or continued use of the property encumbered thereby and (v) all Liens arising under a Specified Contract set forth on Section 3.01(h) of the Company Letter;

(j) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(k) a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Article of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Exhibit and Schedule hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.06, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery

(and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CATERPILLAR INC.

By	/s/ Douglas R. Oberhelman
	Name:	Douglas R. Oberhelman
	Title:	Chairman and Chief Executive Officer

BADGER MERGER SUB, INC.

By	/s/ James Nickolas
	Name:	James Nickolas
	Title:	President

BUCYRUS INTERNATIONAL, INC.

By	/s/ Timothy W. Sullivan
	Name:	Timothy W. Sullivan
	Title:	President and Chief Executive Officer

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

1.	The name of the corporation is [NAME OF CORPORATION] (the “Corporation”).

2.

The registered office of the Corporation in the State of Delaware shall be located at the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address shall be The Corporation Trust Company.

3.

The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation shall be authorized to conduct its business or hold property in any part of the United States and its possessions and foreign countries.

4.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.

5.	The Corporation is to have perpetual existence.

6.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Section 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 6 to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Section 6 shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Section 6 shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, if applicable, employee or agent) of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Annex B1

November 14, 2010

Board of Directors

Bucyrus International, Inc.

1100 Milwaukee Avenue

South Milwaukee, Wisconsin 53172

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Bucyrus International, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated November 14, 2010 (the “Merger Agreement”), by and among the Company, Caterpillar Inc. (“Parent”), and a wholly owned subsidiary of Parent (“Sub”), which provides, among other things, for the merger of Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned as treasury stock by the Company or owned by Parent or Sub) will be converted into the right to receive $92.00 in cash (the “Merger Consideration”).

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) to the extent publicly available, reviewed the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the

B1-1

Board of Directors November 14, 2010 Page 2

Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it, as of the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the Transaction will be consummated in accordance with its terms, without any material waiver, modification or amendment of any term, condition or agreement. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date of hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of the Company Common Stock.

We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or part of the Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies.

B1-2

Board of Directors November 14, 2010 Page 3

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided commercial banking, corporate finance and other financial services to Parent and the Company or their respective affiliates for which it has received compensation, including cash management and hedging transactions. DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any other person for any purpose whatsoever except with our prior written approval, provided that this opinion may be reproduced in full in any proxy or information statement mailed by the Company to its stockholders in connection with the Transaction.

Very truly yours,

/s/ Deutsche Bank Securities Inc.
(DEUTSCHE BANK SECURITIES INC.)

B1-3

Annex B2

UBS	UBS Securities LLC One North Wacker Drive Chicago IL 60606 www.ubs.com

November 14, 2010

The Board of Directors

Bucyrus International, Inc.

1100 Milwaukee Avenue

PO Box 500

South Milwaukee WI 53172-0500

Dear Members of the Board:

We understand that Bucyrus International, Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Caterpillar Inc., a Delaware corporation (“Caterpillar”), will effect a merger involving the Company. Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of November 14, 2010 (the “Agreement”), among Caterpillar, Merger Sub, a Delaware corporation and wholly owned subsidiary of Caterpillar (“Sub”), and the Company, Sub will merge with and into the Company, and the Company will thereafter become a wholly owned subsidiary of Caterpillar (the “Merger”). Pursuant to the terms of the Agreement, each issued and outstanding share (other than certain shares specified in the Merger Agreement) of the common stock of the Company, par value of $0.01 per share (“Bucyrus Common Stock”), will be converted into the right to receive $92.00 in cash (the “Consideration”).

The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Bucyrus Common Stock of the Consideration to be received by such holders in the Merger.

UBS Securities LLC (“UBS”) has acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Caterpillar and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Merger. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement will not differ in any material respect from the draft that

B2-1

we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Merger will be consummated in accordance with the terms of the Agreement, without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory, or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the Merger. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any third party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vi) reviewed current and historical market prices of Bucyrus Common Stock; (vii) reviewed the Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Bucyrus Common Stock in the Merger is fair, from a financial point of view, to such holders.

This opinion is provided for the benefit of the Board of Directors, solely in its capacity as such, in connection with, and for the purpose of, its evaluation of the Consideration in the Merger.

Very truly yours,

/s/ UBS Securities LLC
(UBS SECURITIES LLC)

B2-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

BUCYRUS INTERNATIONAL, INC. 1100 MILWAUKEE AVENUE P.O. BOX 500 SOUTH MILWAUKEE, WI 53172

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KEEP THIS PORTION FOR YOUR RECORDS

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THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors unanimously recommends a vote FOR proposals 1 and 2.
				For	Against	Abstain

1.

To adopt the Agreement and Plan of Merger, dated as of November 14, 2010, as it may be amended from time to time, (“the merger agreement”), by and among Bucyrus International, Inc., Caterpillar Inc., and Badger Merger Sub, Inc.

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2.	To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.			☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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BUCYRUS INTERNATIONAL, INC. Special Meeting of Stockholders January 20, 2011 11:00 AM Central Standard Time This proxy is solicited by the Board of Directors

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Messrs. Craig R. Mackus and John F. Bosbous, or either of them, as proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders of Bucyrus International, Inc., to be held on January 20, 2011 at 11:00 a.m. Central Standard Time at Bucyrus International, Inc., Heritage Building, 1100 Milwaukee Ave., South Milwaukee, Wisconsin 53172 and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” Item 1 and “FOR” Item 2.

Continued and to be signed on reverse side

BUCYRUS INTERNATIONAL, INC. SPECIAL MEETING TO BE HELD ON 01/20/11 AT 11:00 A.M. CST
FOR HOLDERS AS OF 12/08/10 * ISSUER CONFIRMATION COPY - INFO ONLY *
1	1-0001	THIS FORM IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY. PLEASE DO NOT USE IT FOR VOTING PURPOSES.
118759109

1 *-	TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 14, 2010, AS IT MAY BE AMENDED FROM TIME TO TIME, (“THE MERGER AGREEMENT”), BY AND AMONG BUCYRUS INTERNATIONAL, INC., CATERPILLAR INC., AND BADGER MERGER SUB, INC.	--->>>	FOR 0030101	--->>>	1

2 *-	TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.	--->>>	FOR 0010401	--->>>	2

	*NOTE* TELEPHONE THE INDIVIDUALS WHO REPRESENT YOUR ACCOUNT IF YOU HAVE ANY QUESTIONS OR SEEK DISSENTERS’/APPRAISAL/REDEMPTION RIGHTS (SEE PAGES 71-75 OF THE PROXY STATEMENT).

	*NOTE* SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

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VIF01H

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2 -I -S
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PLEASE INDICATE YOUR VOTING
INSTRUCTIONS FOR EACH PROPOSAL

FOR AGN ABS
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3 FOR AGN ABS 1 1 8 7 5 9 1 0 9 ☐ ☐ ☐	☐

PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING

51 MERCEDES WAY EDGEWOOD NY 11717

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BUCYRUS INTERNATIONAL, INC. 1100 MILWAUKEE AVENUE, SOUTH MILWAUKEE, WI 53172 ATTN: AMY HALL

FOR
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